[COMPOSITE CONFORMED COPY WITH
                                       SUBSTANTIALLY ALL EXHIBITS
                                       CONFORMED AS EXECUTED]








                    OPTICAL COATING LABORATORY, INC.






                         Note Purchase Agreement






                        Dated as of May 27, 1994





                               $18,000,000
                   8.71% Senior Notes Due June 1, 2002
                            TABLE OF CONTENTS
                      (Not a Part of the Agreement)

                                                                    PAGE
1.   PURCHASE AND SALE OF NOTES . . . . . . . . . . . . . . . . . . .  1
     1.1   Issuance of Notes. . . . . . . . . . . . . . . . . . . . .  1
     1.2   The Closing. . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3   Representations of Purchasers. . . . . . . . . . . . . . .  2
     1.4   Failure to Tender, Failure of Conditions.. . . . . . . . .  3
     1.5   Expenses.. . . . . . . . . . . . . . . . . . . . . . . . .  4

2.   WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . . . . . .  4
     2.1   Nature of Business.. . . . . . . . . . . . . . . . . . . .  4
     2.2   Financial Statements; Indebtedness; Material
           Adverse Change.. . . . . . . . . . . . . . . . . . . . . .  5
     2.3   Subsidiaries and Affiliates. . . . . . . . . . . . . . . .  5
     2.4   Title to Properties; Leases; Patents, Trademarks,
           etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.5   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.6   Pending Litigation.. . . . . . . . . . . . . . . . . . . .  7
     2.7   Full Disclosure. . . . . . . . . . . . . . . . . . . . . .  7
     2.8   Corporate Organization and Authority.. . . . . . . . . . .  8
     2.9   Charter Instruments, Other Agreements. . . . . . . . . . .  8
     2.10  Restrictions on Company and Subsidiaries.. . . . . . . . .  8
     2.11  Compliance with Law. . . . . . . . . . . . . . . . . . . .  9
     2.12  ERISA; Foreign Pension Plans.. . . . . . . . . . . . . . .  9
     2.13  Environmental Compliance.. . . . . . . . . . . . . . . . . 11
     2.14  Sale of Notes is Legal and Authorized; Obligations
           are Enforceable. . . . . . . . . . . . . . . . . . . . . . 11
     2.15  Governmental Consent; Certain Laws.. . . . . . . . . . . . 12
     2.16  Private Offering of Notes. . . . . . . . . . . . . . . . . 12
     2.17  No Defaults; Transactions Prior to Closing Date,
           etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.18  Use of Proceeds of Notes.. . . . . . . . . . . . . . . . . 13

3.   CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . 13
     3.1   Opinions of Counsel. . . . . . . . . . . . . . . . . . . . 13
     3.2   Warranties and Representations True. . . . . . . . . . . . 14
     3.3   Officers' Certificates.. . . . . . . . . . . . . . . . . . 14
     3.4   Legality.. . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.5   Private Placement Number.. . . . . . . . . . . . . . . . . 14
     3.6   Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.7   Consent and Waiver.. . . . . . . . . . . . . . . . . . . . 14
     3.8   Other Purchasers.. . . . . . . . . . . . . . . . . . . . . 14
     3.9   Compliance with this Agreement.. . . . . . . . . . . . . . 15
     3.10  Proceedings Satisfactory.. . . . . . . . . . . . . . . . . 15

4.   PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.1   Interest.. . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.2   Required Principal Prepayments.. . . . . . . . . . . . . . 15
     4.3   Optional Prepayments.. . . . . . . . . . . . . . . . . . . 15
     4.4   Pro Rata Payments. . . . . . . . . . . . . . . . . . . . . 16
     4.5   Notation of Notes on Prepayment. . . . . . . . . . . . . . 17
     4.6   No Other Optional Prepayments. . . . . . . . . . . . . . . 17

5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES. . . . . . . . . . 17
     5.1   Registration of Notes. . . . . . . . . . . . . . . . . . . 17
     5.2   Exchange of Notes. . . . . . . . . . . . . . . . . . . . . 18
     5.3   Replacement of Notes.. . . . . . . . . . . . . . . . . . . 18
     5.4   Issuance Taxes.. . . . . . . . . . . . . . . . . . . . . . 19

6.   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.1   Payment of Taxes and Claims. . . . . . . . . . . . . . . . 19
     6.2   Maintenance of Properties; Corporate Existence;
           etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.3   Payment of Notes and Maintenance of Office.. . . . . . . . 21
     6.4   Fixed Charge Coverage. . . . . . . . . . . . . . . . . . . 21
     6.5   Limitation on Consolidated Funded Debt.. . . . . . . . . . 21
     6.6   Limitations on Restricted Subsidiary Indebtedness
           and Intercompany Indebtedness. . . . . . . . . . . . . . . 22
     6.7   Consolidated Adjusted Net Worth. . . . . . . . . . . . . . 23
     6.8   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.9   Restricted Payments and Restricted Investments.. . . . . . 26
     6.10  Transfers of Property. . . . . . . . . . . . . . . . . . . 27
     6.11  Merger, Consolidation, etc.. . . . . . . . . . . . . . . . 30
     6.12  Nature of Business.. . . . . . . . . . . . . . . . . . . . 31
     6.13  Transactions with Affiliates.. . . . . . . . . . . . . . . 31
     6.14  ERISA; Foreign Pension Plans.. . . . . . . . . . . . . . . 31
     6.15  Private Offering.. . . . . . . . . . . . . . . . . . . . . 33
     6.16  Designation of Subsidiaries. . . . . . . . . . . . . . . . 33
     6.17  Pro-Rata Offers. . . . . . . . . . . . . . . . . . . . . . 34

7.   INFORMATION AS TO COMPANY. . . . . . . . . . . . . . . . . . . . 34
     7.1   Financial and Business Information.. . . . . . . . . . . . 34
     7.2   Officers' Certificates.. . . . . . . . . . . . . . . . . . 38
     7.3   Accountants' Certificates. . . . . . . . . . . . . . . . . 38
     7.4   Inspection.. . . . . . . . . . . . . . . . . . . . . . . . 38
     7.5   Confidential Information.. . . . . . . . . . . . . . . . . 39

8.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . 40
     8.1   Nature of Events.. . . . . . . . . . . . . . . . . . . . . 40
     8.2   Default Remedies.. . . . . . . . . . . . . . . . . . . . . 42
     8.3   Annulment of Acceleration of Notes.. . . . . . . . . . . . 44

9.   INTERPRETATION OF THIS AGREEMENT . . . . . . . . . . . . . . . . 44
     9.1   Terms Defined. . . . . . . . . . . . . . . . . . . . . . . 44
     9.2   GAAP.. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     9.3   Directly or Indirectly.. . . . . . . . . . . . . . . . . . 66
     9.4   Section Headings and Table of Contents and
           Construction.. . . . . . . . . . . . . . . . . . . . . . . 66
     9.5   Governing Law. . . . . . . . . . . . . . . . . . . . . . . 66
     9.6   Payments in Excess of Legal Rate of Interest.. . . . . . . 66

10.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 66
     10.1  Communications.. . . . . . . . . . . . . . . . . . . . . . 66
     10.2  Reproduction of Documents. . . . . . . . . . . . . . . . . 67
     10.3  Survival.. . . . . . . . . . . . . . . . . . . . . . . . . 68
     10.4  Successors and Assigns.. . . . . . . . . . . . . . . . . . 68
     10.5  Amendment and Waiver.. . . . . . . . . . . . . . . . . . . 68
     10.6  Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . 70
     10.7  Payments on Notes. . . . . . . . . . . . . . . . . . . . . 70
     10.8  Entire Agreement.. . . . . . . . . . . . . . . . . . . . . 71
     10.9  Duplicate Originals, Execution in Counterpart. . . . . . . 71

Annex 1    --   Information as to Purchasers
Annex 2    --   Payment Instructions at Closing
Annex 3    --   Information as to Company and Subsidiaries

Exhibit A  --   Form of 8.71% Senior Note Due June 1, 2002
Exhibit B1 --   Form of Closing Opinion of Counsel to the Company
Exhibit B2 --   Form of Closing Opinion of Special Counsel to
                the Purchasers
Exhibit C  --   Form of Officers' Certificate
Exhibit D  --   Form of Secretary's Certificate

                    OPTICAL COATING LABORATORY, INC.
                         2789 Northpoint Parkway
                    Santa Rosa, California 95407-7397



                         NOTE PURCHASE AGREEMENT


$18,000,000
8.71% Senior Notes Due June 1, 2002



                                                Dated as of May 27, 1994

[Separately Addressed to Each of the
Purchasers Listed on Annex 1 Hereto]



Ladies and Gentlemen:

     OPTICAL COATING LABORATORY, INC. (together with its successors and assigns, the "Company"), a Delaware corporation, hereby agrees with you as follows:

1.   PURCHASE AND SALE OF NOTES

     1.1   Issuance of Notes.

     The Company will authorize the issuance of Eighteen Million Dollars ($18,000,000) in aggregate principal amount of its 8.71% Senior Notes Due June 1, 2002 (the "Notes"). The Notes shall be in the form of Exhibit A hereto, and shall have the terms as herein and therein provided, and the terms therein provided are incorporated herein by reference as if set forth herein in full. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement or the Other Note Purchase Agreements referred to in Section 1.2(c) hereof and each Note delivered in substitution or exchange for any such Note pursuant to Section 5.2 or Section 5.3 of this Agreement or any such Other Note Purchase Agreement.

     1.2   The Closing.

           (a) Purchase and Sale of Notes. The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes set forth below your name on Annex 1 hereto, in the amount or amounts set forth therein, at one hundred percent (100%) of the principal amount thereof.

           (b) The Closing. The closing (the "Closing") of the Company's sale of Notes will be held on May 27, 1994 (the "Closing Date") at 10:00 a.m., local time, at the office of your special counsel, Hebb & Gitlin, a Professional Corporation, One State Street, Hartford, Connecticut 06103.
     At the Closing, the Company will deliver to you one or more Notes (as set forth below your name on Annex 1 hereto), in the denominations indicated on Annex 1 hereto, in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on Annex 1 hereto, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2 hereto.

           (c) Other Purchasers. Contemporaneously with the execution and delivery of this Agreement, the Company is entering into a separate Note Purchase Agreement identical (except for the name and signature of the purchaser) hereto (individually, an "Other Note Purchase Agreement," and, collectively, the "Other Note Purchase Agreements;" this Agreement and the Other Note Purchase Agreements, collectively, the "Note Purchase Agreements") with each other purchaser (collectively, the "Other Purchasers") listed on Annex 1 hereto, providing for the sale to each Other Purchaser of Notes in the aggregate principal amount set forth below its name on such Annex 1. The sales of the Notes to you and to each Other Purchaser are to be separate sales.

     1.3   Representations of Purchasers.

           (a) Purchase for Investment. You represent to the Company that you are purchasing the Notes listed on Annex 1 hereto below your name for your own account for investment and with no present intention of distributing the Notes or any part thereof, but without prejudice to your right at all times to:

                (i) sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act; and

                (ii) have control over the disposition of all of your assets to the fullest extent required by any applicable insurance law.

     It is understood that, in making the representations set out in Section 2.14(a) and Section 2.15(a) of this Agreement, the Company is relying, to the extent applicable, upon your representation in the immediately preceding sentence.

           (b) ERISA. You represent, with respect to the funds with which you are acquiring the Notes, that all of such funds are from or attributable to one or more of:

                (i) General Account -- your general account assets or assets of one or more segments of such general account, as the case may be;

                (ii) Separate Account -- a "separate account" (as defined in section 3 of ERISA),

                      (A) 10% Pooled Separate Account -- in respect of which all requirements for an exemption under DOL Prohibited Transaction Class Exemption 90-1 are met with respect to the use of such funds to purchase the Notes,

                      (B)  Identified Plan Assets -- that is
                comprised of employee benefit plans identified by you in writing and with respect to which the Company hereby warrants and represents that, as of the Closing Date, neither the Company nor any ERISA Affiliate is a "party in interest" (as defined in section 3 of ERISA) or a "disqualified person" (as defined in section 4975 of the IRC) with respect to any plan so identified, or

                      (C)  Guaranteed Separate Account -- that is
                maintained solely in connection with fixed contractual obligations of an insurance company, under which any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account (as provided by 29 C.F.R. 2510.3-101(h)(1)(iii));

                (iii) Qualified Professional Asset Manager -- an "investment fund" managed by a "qualified professional asset manager" (as such terms are defined in Part V of DOL Prohibited Transaction Class Exemption 84-14) and all requirements for an exemption under such Exemption are met with respect to the use of such funds to purchase the Notes; or

                (iv) Excluded Plan -- an employee benefit plan that is excluded from the provisions of section 406 of ERISA by virtue of section 4(b) of ERISA.

           (c) Accredited Investor. You represent to the Company that you are an Accredited Investor.

           (d) No Brokers. You represent to the Company that you have not retained any broker or agreed to any broker's or finder's fee for which you would have liability for or on account of this Agreement or for the purchase of the Notes contemplated hereby.

     1.4   Failure to Tender, Failure of Conditions.

     If at the Closing the Company fails to tender to you the Notes to be purchased by you at the Closing, or if the conditions specified in Section 3 hereof to be fulfilled at the Closing have not been fulfilled, you may thereupon elect to be relieved of all further obligations hereunder. Nothing in this Section 1.4 shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company. Notwithstanding the foregoing, the Company shall not be obligated to issue and sell to you any Notes if any Other Purchaser shall have failed to execute and deliver a Note Purchase Agreement or to accept delivery of, or to make payments for, the Notes to be purchased by it on the Closing Date.

     1.5   Expenses.

           (a) Generally. Whether or not the Notes are sold, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating hereto, including, but not limited to:

                (i)   the reasonable cost of reproducing this
           Agreement, the Notes and the other documents delivered in connection with the Closing;

                (ii) the reasonable fees and disbursements of your special counsel incurred in connection herewith;

                (iii) the reasonable cost of delivering to your home office or custodian bank, insured to your satisfaction, the Notes purchased by you at the Closing;

                (iv)  the reasonable fees, expenses and costs
           incurred in complying with each of the conditions to Closing set forth in Section 3 hereof; and

                (v) the cost of obtaining a private placement number for the Notes from Standard & Poor's.

           (b) Counsel. Without limiting the generality of the foregoing, it is agreed and understood that the Company will pay, at the Closing, the statement for fees and disbursements of your special counsel presented at the Closing and the Company will also pay, upon receipt of any statement therefor, each additional statement for fees and disbursements of your special counsel rendered after the Closing in connection with the issuance of the Notes or the matters referred to in
     Section 1.5(a) hereof.

           (c)  Survival.  The obligations of the Company under this
     Section 1.5, Section 8.2(e) and Section 10.6 of this Agreement shall survive the payment of the Notes and the termination hereof.

2.   WARRANTIES AND REPRESENTATIONS

     To induce you to enter into this Agreement and to purchase the Notes listed on Annex 1 hereto below your name, the Company warrants and represents, as of the date hereof, as follows:

     2.1   Nature of Business.

     The Placement Memorandum (a copy of which previously has been delivered to you) correctly describes the general nature of the business and principal Properties of the Company and the Subsidiaries as of the Closing Date.

     2.2   Financial Statements; Indebtedness; Material Adverse
           Change.

           (a) Financial Statements. The Company has provided you with its financial statements described in Part 2.2(a) of Annex 3 hereto. Such financial statements have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of such dates and the results of their operations and cash flows for such periods. Except as set forth in Part 2.2(a) of Annex 3 hereto, all such financial statements include the accounts of all subsidiaries of the Company for the respective periods during which a subsidiary relationship has existed. All Restricted Subsidiaries were subsidiaries during all of the periods covered by such financial statements.

           (b) Indebtedness. Part 2.2(b) of Annex 3 hereto lists all Indebtedness of the Company and the Restricted
     Subsidiaries as of April 30, 1994, and provides the following information with respect to each item of such Indebtedness:

                (i)   the holder thereof,

                (ii)  the outstanding amount, as of April 30, 1994,

                (iii) the portion which is classified as current under GAAP, and

                (iv) the collateral securing such Indebtedness, if any.

           The Company has not incurred more than Two Million
     Dollars ($2,000,000) of additional Indebtedness since April
     30, 1994.

           (c) Material Adverse Change. Since October 31, 1993, there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Company or any of the Restricted Subsidiaries, except changes in the ordinary course of business that, in the aggregate for all such changes, could not reasonably be expected to have a Material Adverse Effect.

     2.3   Subsidiaries and Affiliates.

     Part 2.3 of Annex 3 hereto sets forth:

           (a) the name of each of the Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and each other Subsidiary,

           (b)  the name of each Restricted Subsidiary, and

           (c) a description of the Affiliates (other than individuals) and the nature of their affiliation.

     Each of the Company and the Subsidiaries has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable, except with respect to the quota issued by MMG where the failure of such quota to be fully paid would not (i) have a Material Adverse Effect or (ii) materially adversely affect the rights of the holder or holders of such quota.

     2.4   Title to Properties; Leases; Patents, Trademarks, etc.

           (a) Title to Properties. Each of the Company and the Subsidiaries

                (i) has good and marketable title to all of the real Property, and good title to all of the other
           Property, that it purports to own, and

                (ii)  holds a valid leasehold interest in all
           Property subject to any Capital Lease,

     in each case as reflected in the most recent balance sheet referred to in Part 2.2(a) of Annex 3 hereto (except as sold or otherwise disposed of in the ordinary course of business), except where the failure to have such good and marketable title or valid leasehold interest, as the case may be, (A) is immaterial to such financial statements, and (B) could not reasonably be expected to have a Material Adverse Effect. All such Property is free from Liens not permitted by Section 6.8 hereof.

           (b) Leases. Each of the Company and the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. All such leases are in full force and effect and each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

           (c) Patents, Trademarks, etc. Each of the Company and the Subsidiaries owns, possesses or has the right to use all of the patents, trademarks, service marks, trade names, copyrights and licenses, and rights with respect thereto, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures to own, possess, or have the right to use, that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.5   Taxes.

           (a)  Returns Filed; Taxes Paid.

                (i) All tax returns required to be filed by each of the Company and each Subsidiary and any other Person with which the Company or any Subsidiary files or has filed a consolidated return in any jurisdiction have been filed on a timely basis, and all taxes, assessments, fees and other governmental charges upon each of the Company, such Subsidiary and any such Person, and upon any of their respective Properties, income or franchises, that are due and payable have been paid or have been fully reserved and reflected as liabilities on the most recent balance sheet referred to in Part 2.2(a) of Annex 3 hereto, except for such tax returns and such tax payments which are being contested in good faith and which could not, in the aggregate for all such tax returns and payments, reasonably be expected to have a Material Adverse Effect.

                (ii) All liabilities of each of the Company, the Subsidiaries and the other Persons referred to in the preceding clause (i) with respect to federal income taxes have been finally determined except for the fiscal years 1990 through 1992, inclusive, the only years not closed by the completion of an audit or the expiration of the statute of limitations.

           (b)  Book Provisions Adequate.

                (i) The amount of the liability for taxes reflected in each of the balance sheets referred to in Part 2.2(a) of Annex 3 hereto is in each case an adequate provision for taxes as of the dates of such balance sheets (including, without limitation, any payment due pursuant to any tax sharing agreement) as are or may become payable by any one or more of the Company and the other Persons consolidated with the Company in such financial statements in respect of all tax periods ending on or prior to such dates except in such cases where the liability for taxes not so provided for could not reasonably be expected to have a Material Adverse Effect.

                (ii) The Company does not know of any proposed additional tax assessment against it or any such Person that is not reflected in full in the most recent balance sheet referred to in Part 2.2(a) of Annex 3 hereto.

     2.6   Pending Litigation.

           (a) Proceedings. There are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal that, in the aggregate for all such proceedings, actions and investigations, could reasonably be expected to have a Material Adverse Effect.

           (b) Defaults. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court, Governmental Authority, arbitration board or tribunal that, in the aggregate for all such defaults, could reasonably be expected to have a Material Adverse Effect.

     2.7   Full Disclosure.

     The financial statements referred to in Part 2.2(a) of Annex
3 hereto do not, nor does this Agreement, the Placement Memorandum or any statement furnished by or on behalf of the Company to you in connection with the negotiation or the closing of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein and herein not misleading. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have a Material Adverse Effect.

     2.8   Corporate Organization and Authority.

     Each of the Company and the Subsidiaries:

           (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

           (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted;

           (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates, permits, franchises and other governmental authorizations, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect; and

           (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state (each of which states is listed in Part 2.8(d) of Annex 3 hereto) where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

     2.9   Charter Instruments, Other Agreements.

           (a)  Charter Instruments.  Neither the Company nor any
     Subsidiary is in violation in any respect of any term of any charter instrument or bylaw.

           (b) Agreements Relating to Indebtedness. Neither the Company nor any Subsidiary is in violation of any term in, and no default or event of default exists under, any agreement or other instrument to which it is a party or by which it or any of its Properties may be bound relating to, or providing the terms of, any Indebtedness specified in Part 2.2(b) of Annex
     3 hereto.

           (c) Other Agreements. Neither the Company nor any Subsidiary is in violation of any term in, and no default or event of default exists under, any agreement or other instrument to which it is a party or by which it or any of its Properties may be bound (other than the agreements and other instruments specified in clause (b) of this Section 2.9), which, in the aggregate for all such violations, defaults or events of default could reasonably be expected to have a Material Adverse Effect.

     2.10  Restrictions on Company and Subsidiaries.

     Neither the Company nor any Subsidiary:

           (a) is, to the best knowledge of the Company, a party to any contract or agreement, or subject to any charter or other corporate restriction that, in the aggregate for all such contracts, agreements, charters and corporate restrictions, could reasonably be expected to have a Material Adverse
     Effect;

           (b) is a party to any contract or agreement that restricts the right or ability of such corporation to incur Indebtedness, other than this Agreement and the agreements listed in Part 2.10(b) of Annex 3 hereto, none of which restricts the issuance and sale of the Notes or the performance by the Company of its obligations under this Agreement or under the Notes; or

           E\O has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 6.8 hereof.

     True, correct and complete copies of each of the agreements listed in Part 2.10(b) of Annex 3 hereto have been provided to you or your special counsel.

     2.11  Compliance with Law.

     Neither the Company nor any Subsidiary is in violation of any law, ordinance, governmental rule or regulation to which it is subject, which violations, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     2.12  ERISA; Foreign Pension Plans.

           (a)  Prohibited Transactions.

                (i) Neither the execution of this Agreement nor the purchase of the Notes by you will constitute a "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC). The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the representations in Section 1.3(b) hereof as to the source of funds used by you.

                (ii) Part 2.12(a) of Annex 3 hereto (A) completely lists all ERISA Affiliates and all employee benefit plans with respect to which the Company, or any "affiliate" (as such term is hereinafter defined), is a "party-in-interest" (as such term is hereinafter defined) or in respect of which the Notes could constitute an "employer security" (as such term is hereinafter defined), and (B) specifically identifies on such list all employee benefit plans and plans and trusts maintained by each of the Company and each ERISA Affiliate whose assets, in whole or in part, are currently managed or invested by any one or more of the Purchasers.

     As used in this Section 2.12(a), the terms "employee benefit plan" and "party-in-interest" have the meanings specified in section 3 of ERISA and "affiliate" and "employer security" have the meanings specified in section 407(d) of ERISA.

           (b)  Pension Plans.

                (i) Compliance with ERISA. The Company and the ERISA Affiliates are in compliance with ERISA, except for such failures to comply that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

                (ii) Funding Status; Relationship of Vested Benefits to Pension Plan Assets.

                      (A)  No "accumulated funding deficiency" (as
                defined in section 302 of ERISA and section 412 of the IRC), whether or not waived, exists with respect to any Pension Plan.

                      (B)  The present value of all benefits,
                determined as of the most recent valuation date for such benefits as provided in Section 6.14 hereof, vested under each Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits, determined as of such date as provided in Section 6.14 hereof.

                (iii) PBGC. No liability to the PBGC has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any Pension Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

                (iv) Multiemployer Plans. Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan. There have been no "reportable events" (as such term is defined in section 4043 of ERISA) with respect to any Multiemployer Plan that could result in the termination of such Multiemployer Plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof.

                (v) Foreign Pension Plans. The present value of all benefits vested under each Foreign Pension Plan, determined as of the most recent valuation date in respect thereof, does not exceed the value of the assets of such Foreign Pension Plan, and all required payments in respect of funding each such Foreign Pension Plan have been made, except that, with respect to the contributory defined pension plan maintained by OCLI Optical Coatings Ltd. (Scotland), the present value of all benefits vested under such plan may exceed the value of such plan's assets by an amount not in excess of Two Hundred Fifty Thousand Dollars ($250,000).

     2.13  Environmental Compliance.

           (a) Compliance. Each of the Company and the Subsidiaries is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is presently doing business and in which the failure so to comply, in the aggregate for all such failures, could reasonably be expected to have a Material Adverse Effect.

           (b) Liability. Neither the Company nor any Subsidiary is subject to any liability under any Environmental Protection Laws that, in the aggregate for all such liabilities, could reasonably be expected to have a Material Adverse Effect.

           (c) Notices. Neither the Company nor any Subsidiary has received any:

                (i) notice from any Governmental Authority by which any of its present or previously-owned or leased Properties has been identified in any manner by any Governmental Authority as a hazardous substance disposal or removal site, "Super Fund" clean-up site or candidate for removal or closure pursuant to any Environmental Protection Law;

                (ii)  notice of any Lien arising under or in
           connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its owned or leased Properties; or

                (iii) any communication, written or oral, from any Governmental Authority concerning any action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any Property resulting in the release of any Hazardous Substance resulting in any violation of any Environmental Protection Law;

     where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.

     2.14  Sale of Notes is Legal and Authorized; Obligations are
           Enforceable.

           (a) Sale of Notes is Legal and Authorized. Each of the issuance, sale and delivery of the Notes by the Company, the execution and delivery of this Agreement by the Company and compliance by the Company with all of the provisions of this Agreement and of the Notes:

                (i)   is within the corporate powers of the Company;
           and

                (ii) is legal and does not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of, any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Properties may be bound.

           (b) Obligations are Enforceable. Each of this Agreement and the Notes has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered by authorized officers of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement and of the Notes may be:

                (i)   limited by applicable bankruptcy,
           reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and

                (ii) subject to the availability of equitable remedies.

     2.15  Governmental Consent; Certain Laws.

           (a) Governmental Consent. Neither the nature of the Company or any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Notes and the execution and delivery of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company as a condition to the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Notes.

           (b) Certain Laws. Neither the Company nor any Subsidiary is subject to regulation under, or otherwise required to comply with any filing, registration or notice provisions of, (i) the Investment Company Act of 1940, as amended, (ii) the Public Utility Holding Company Act of 1935, as amended, (iii) the Interstate Commerce Act, as amended, or
     (iv) the Federal Power Act, as amended.

           (c) Security Clearances. The Company and each of the Subsidiaries has obtained all necessary security clearances from the Department of Defense of the United States of America and each other Governmental Authority with respect to the facilities, officers and employees of the Company and each such Subsidiary which are necessary for the present conduct of the business of the Company and the Subsidiaries, except where the failure to have or maintain any such security clearance, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.16  Private Offering of Notes.

     Neither the Company nor the Placement Agent (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company, other than employees of the Company) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchasers and not more than seventy (70) other Institutional Investors, each of whom was offered all or a portion of the Notes at private sale for investment.

     2.17  No Defaults; Transactions Prior to Closing Date, etc.

           (a) No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the issuance of the Notes, would constitute a Default or an Event of Default.

           (b) Neither the Company nor any Restricted Subsidiary has entered into any transaction since the date of the most recent balance sheet referred to in Part 2.2(a) of Annex 3 hereto that would have been prohibited by Section 6.6, Section
     6.8 through Section 6.11, inclusive, or Section 6.13 hereof had such Sections applied since such date.

     2.18  Use of Proceeds of Notes.

           (a) Use of Proceeds. The Company will apply the proceeds from the sale of the Notes in the manner specified in
     Part 2.18(a) of Annex 3 hereto.

           (b) Margin Securities. None of the transactions contemplated herein and in the Notes (including, without limitation, the use of the proceeds from the sale of the Notes) violates, will violate or will result in a violation of section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The obligations of the Company under this Agreement and the Notes are not and will not be directly or indirectly secured (within the meaning of such Regulation G) by any Margin Security, and no Notes are being sold on the basis of any such collateral.

           (c) Absence of Foreign or Enemy Status. Neither the sale of the Notes nor the use of proceeds from the sale thereof will result in a violation of any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

3.   CLOSING CONDITIONS

     Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the following conditions precedent:

     3.1   Opinions of Counsel.

     You shall have received from

           (a)  Collette & Erickson, counsel for the Company, and

           (b) Hebb & Gitlin, a Professional Corporation, your special counsel,

closing opinions, each dated as of the Closing Date, substantially in the respective forms set forth in Exhibit B1 and Exhibit B2 hereto and as to such other matters as you may reasonably request. This Section 3.1 shall constitute direction by the Company to such counsel named in the foregoing clause (a) to deliver such closing opinion to you.

     3.2   Warranties and Representations True.

     The warranties and representations contained in Section 2 hereof shall be true on the Closing Date with the same effect as though made on and as of that date.

     3.3   Officers' Certificates.

     You shall have received:

           (a) a certificate dated the Closing Date and signed by two Senior Officers, substantially in the form of Exhibit C hereto; and

           (b) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D hereto.

     3.4   Legality.

     The Notes shall on the Closing Date qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway" provisions), and such acquisition shall not subject you to any penalty or other onerous condition contained in or pursuant to any such law or regulation, and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

     3.5   Private Placement Number.

     The Company shall have obtained or caused to be obtained a private placement number for the Notes from the CUSIP Service
Bureau of Standard & Poor's and you shall have been informed of such private placement number.

     3.6   Expenses.

     All fees and disbursements required to be paid pursuant to
Section 1.5(b) hereof shall have been paid in full.

     3.7   Consent and Waiver.

     The Company shall have received a consent and waiver from Bank of America in respect of the Bank Credit Agreement, which consent and waiver shall be satisfactory in form, scope and substance to you and your special counsel.

     3.8   Other Purchasers.

     None of the Other Purchasers shall have failed to execute and deliver a Note Purchase Agreement or to accept delivery of or make payment for the Notes to be purchased by it on the Closing Date.

     3.9   Compliance with this Agreement.

     Each of the Company and the Subsidiaries shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with by the Company and the Subsidiaries on or prior to the Closing Date, and such performance and compliance shall remain in effect on the Closing Date.

     3.10  Proceedings Satisfactory.

     All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

4.   PAYMENTS

     4.1   Interest.

     Interest shall accrue on the unpaid principal balance of the Notes on the basis of a 360-day year of twelve 30-day months at the rate of eight and seventy-one one hundredths percent (8.71%) per annum and shall be payable, in arrears, semi-annually on the first
(1st) day of each June and December in each year, commencing on December 1, 1994, until the principal amount of the Notes in respect of which such interest shall have accrued shall become due and payable, and interest shall accrue on any such overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

           (a)  the highest rate allowed by applicable law, and

           (b) nine and seventy-one one hundredths percent (9.71%) per annum.

     4.2   Required Principal Prepayments.

     The Company shall pay, and there shall become due and payable, Three Million Six Hundred Thousand Dollars ($3,600,000) in principal amount of the Notes on June 1 in each of 1998, 1999, 2000, 2001 and 2002, inclusive (each, a "Required Principal Prepayment"). Each Required Principal Prepayment shall be at one hundred percent (100%) of the principal amount paid, together with interest accrued thereon to the date of payment. Without limitation of the foregoing, all of the principal of the Notes remaining outstanding on June 1, 2002 (if any), together with interest accrued thereon, shall become due and payable on June 1, 2002.

     4.3   Optional Prepayments.

           (a) Optional Prepayments. The Company may, at any time and from time to time, prepay the principal amount of the Notes in part, in integral multiples of One Million Dollars
     ($1,000,000), or in whole, in each case together with:

                (i) an amount equal to the Make-Whole Amount, if any, on such date in respect of the principal amount of the Notes being so prepaid; and

                (ii) interest on such principal amount then being prepaid accrued to the prepayment date.

           (b) Notice of Optional Prepayment. The Company will give notice, in writing, of any optional prepayment of the Notes to each holder of Notes not less than thirty (30) days or more than sixty (60) days before the date fixed for prepayment, specifying:

                (i)   such date;

                (ii)  that such prepayment is to be made pursuant to
           Section 4.3 of this Agreement;

                (iii) the principal amount of each Note to be prepaid on such date;

                (iv) the interest to be paid on each such Note, accrued to the date fixed for payment; and

                (v) the calculation of an estimated Make-Whole Amount, if any (calculated as if the date of such notice was the date of prepayment), due in connection with such prepayment, accompanied by a copy of any applicable documentation used in connection with determining the Make-Whole Discount Rate in respect of such prepayment.

     Notice of prepayment having been so given, the aggregate principal amount of the Notes to be prepaid specified in such notice, together with the Make-Whole Amount as of the date of prepayment specified in such notice, if any, and accrued interest thereon shall become due and payable on such specified date of prepayment. Two (2) Business Days prior to the making of such prepayment, the Company shall deliver to each holder of Notes by facsimile transmission a certificate of a Senior Financial Officer specifying the details of the calculation of such Make-Whole Amount as of such specified date of prepayment, accompanied by a copy of any applicable documentation used in connection with determining the Make-Whole Discount Rate in respect of such prepayment.

           (c) Application of Prepayments to Required Prepayments. Each partial prepayment of the principal of the Notes made pursuant to this Section 4.3 shall be applied against and reduce each of the then remaining Required Principal Prepayments by a percentage equal to the aggregate principal amount of the Notes so prepaid divided by the aggregate principal amount of the Notes outstanding immediately prior to such prepayment.

     4.4   Pro Rata Payments.

           (a) Required Principal Prepayments. If at the time any Required Principal Prepayment under Section 4.2 hereof is due and there is more than one Note outstanding, the aggregate principal amount of such Required Principal Prepayment shall be allocated among the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes then outstanding, with adjustments, to the extent practicable, to equalize for any prior prepayments not in such proportion.

           (b) Optional Prepayments. If at the time any optional prepayment under Section 4.3 hereof is due and there is more than one Note outstanding, the aggregate principal amount of such optional prepayment of the Notes shall be allocated among the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes then outstanding, with adjustments, to the extent practicable, to equalize for any prior prepayments not in such proportion.

     4.5   Notation of Notes on Prepayment.

     Upon any partial prepayment of a Note, such Note may, at the option of the holder thereof, be (but shall not be required to be):

           (a) surrendered to the Company pursuant to Section 5.2 hereof in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered
     Note;

           (b) made available to the Company for notation thereon of the portion of the principal so prepaid; or

           (c) marked by such holder with a notation thereon of the portion of the principal so prepaid.

In case the entire principal amount of any Note has been paid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

     4.6   No Other Optional Prepayments.

     Except for prepayments made in accordance with this Section 4 or in connection with an offer made in compliance with Section 6.17 hereof, the Company may not make any prepayment of principal in respect of, or otherwise acquire or make any offer to acquire, or permit any Subsidiary or any Affiliate to acquire or make any offer to acquire, directly or indirectly, any of the Notes.

5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     5.1   Registration of Notes.

     The Company will cause to be kept at its office maintained pursuant to Section 6.3(b) hereof a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, the outstanding principal amount of each such Note, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof and the Company shall not be affected by any notice or knowledge to the contrary.

     5.2   Exchange of Notes.

           (a) Upon surrender of any Note at the office of the Company maintained pursuant to Section 6.3(b) hereof duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor, in denominations of at least One Hundred Thousand Dollars ($100,000) (except as may be necessary to reflect any principal amount not evenly divisible by One Hundred Thousand Dollars ($100,000)), in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

           (b) The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

           (c) Each holder of Notes agrees that, in the event it shall sell or transfer any Note without surrendering such Note to the Company as set forth in Section 5.2(a) hereof, it shall:

                (i) prior to the delivery of such Note, make a notation thereon of all principal, if any, paid on such Note and shall also indicate thereon the date to which interest shall have been paid on such Note; and

                (ii) promptly notify the Company of the name and address of the transferee of any such Note so transferred and the effective date of such transfer.

     5.3   Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership (or of ownership by such Institutional Investor's nominee) and of such loss, theft, destruction or mutilation), and

           (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is an Institutional Investor or a nominee of such Institutional Investor, such Institutional Investor's own unsecured agreement of indemnity shall be deemed to be satisfactory for such purpose), or

           (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense will execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     5.4   Issuance Taxes.

     Except as provided in Section 5.2 hereof, the Company will pay all taxes (if any) due in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 5.4 shall survive the payment or prepayment of the Notes and the termination of this Agreement.

6.   COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     6.1   Payment of Taxes and Claims.

           (a) Payment of Taxes and Claims. The Company will, and will cause each Subsidiary to, pay before they become delinquent:

                (i) all taxes, assessments and governmental charges or levies imposed upon it or its Property; and

                (ii)  all claims or demands of materialmen,
           mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property;

     provided, that items of the foregoing description need not be paid (A) while being actively contested in good faith and by appropriate proceedings as long as adequate book reserves have been established and maintained and exist with respect thereto, and (B) so long as the title of the Company or the Subsidiary, as the case may be, to, and its right to use, such Property is not materially adversely affected thereby.

           (b) Opinions. In the case of any such item being contested as described in Section 6.1(a) hereof involving in excess of One Million Dollars ($1,000,000), the existence of, and the appropriateness of the forum for, the proceedings will be acknowledged in writing by the independent counsel responsible for such proceedings and the adequacy of such reserves will be supported by an opinion of the independent accountants of the Company or such Subsidiary (which documents will be delivered to the holders of Notes as provided in
     Section 7.1(c) hereof), provided that, if the aggregate amount of all such items shall at any time exceed Two Million Dollars ($2,000,000), regardless of the amount of any individual item, the adequacy of the reserves for all such items will be supported by opinions of the independent accountants of the Company or such Subsidiary (which opinions will be delivered to the holders of the Notes as provided in Section 7.1(c) hereof).

     6.2   Maintenance of Properties; Corporate Existence; etc.

     The Company will, and will cause each Subsidiary to:

           (a) Property -- maintain, in all material respects, its Property in good condition and working order, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

           (b) Insurance -- maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, business interruption, larceny, workers' compensation, embezzlement or other criminal misappropriation) and in such amounts as is customary in accordance with sound business practices in the case of corporations of established reputations engaged in the same or a similar business and similarly situated, provided, that, in lieu of any such insurance in respect of worker's compensation or employee healthcare, the Company or any Subsidiary may maintain programs of self-insurance with respect to workers' compensation and employee healthcare so long as each such program is established in accordance with sound financial practices and applicable law and each such program shall maintain adequate reserves in accordance with GAAP and in accordance with sound actuarial and insurance principles;

           (c) Financial Records -- keep accurate and complete books of records and accounts in which accurate and complete entries shall be made of all its business transactions and that will permit the provision of accurate and complete financial statements in accordance with GAAP;

           (d)  Corporate Existence and Rights --

                (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises, except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and

                (ii) maintain each Restricted Subsidiary as a Restricted Subsidiary,

     in each case except as permitted by Section 6.10(b) and
     Section 6.11 hereof; and

           (e) Compliance with Law -- not be in violation of any law, ordinance or governmental rule or regulation to which it is subject (including, without limitation, any Environmental Protection Law) and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violations or failures to obtain, in the aggregate, could reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company or any Subsidiary to conduct in the future the business it conducts at the time of such violation or failure to obtain.

     6.3   Payment of Notes and Maintenance of Office.

           (a) Payment of Notes. The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on the Notes, as and when the same shall become due according to the terms of this Agreement and of the Notes.

           (b) Maintenance of Office. The Company will maintain an office at the address of the Company set forth in Section 10.1 hereof where notices, presentations and demands in respect of this Agreement or of the Notes may be made upon it. Such office will be maintained at such address until such time as the Company shall notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     6.4   Fixed Charge Coverage.

           (a) Prior to July 31, 1994. The Company will not, at any time prior to July 31, 1994, permit Consolidated Net Income Available for Fixed Charges for the period of two (2) consecutive fiscal quarters of the Company most recently ended at such time to be less than one hundred fifty percent (150%) of Consolidated Fixed Charges for such period.

           (b) July 31, 1994 to October 31, 1994. The Company will not, at any time on or after July 31, 1994 and prior to October 31, 1994, permit Consolidated Net Income Available for Fixed Charges for the period of three (3) consecutive fiscal quarters of the Company most recently ended at such time to be less than one hundred fifty percent (150%) of Consolidated Fixed Charges for such period.

           (c) October 31, 1994 and Thereafter. The Company will not, at any time on or after October 31, 1994, permit Consolidated Net Income Available for Fixed Charges for the period of four (4) consecutive fiscal quarters of the Company most recently ended at such time to be less than one hundred fifty percent (150%) of Consolidated Fixed Charges for such period.

     6.5   Limitation on Consolidated Funded Debt.

     The Company will not at any time permit Consolidated Funded
Debt to exceed sixty percent (60%) of Consolidated Total
Capitalization, in each case determined at such time.

     6.6   Limitations on Restricted Subsidiary Indebtedness and
Intercompany Indebtedness.

           (a)  Limit on Restricted Subsidiary Indebtedness.  The
     Company will not permit any Restricted Subsidiary to incur, issue, assume or in any other manner become liable in respect of any Indebtedness unless

                (i) such Indebtedness is Excluded Restricted Subsidiary Indebtedness and immediately prior to the creation thereof, and after giving effect thereto and to any concurrent application of the proceeds of such Indebtedness, no Default or Event of Default would exist,

                (ii) such Indebtedness is not Excluded Restricted Subsidiary Indebtedness and immediately prior to the creation thereof, and after giving effect thereto and to any concurrent application of the proceeds of such Indebtedness,

                      (A)  the sum of

                           (I)   Total Restricted Subsidiary
                      Indebtedness outstanding at such time, plus

                           (II)  the aggregate amount of Indebtedness
                      and other obligations secured by Liens
                      permitted pursuant to Section 6.8(a)(viii) hereof at such time,

                would not exceed ten percent (10%) of Consolidated Total Assets at such time, and

                      (B)  no Default or Event of Default would
                exist, or

                (iii) such Indebtedness is a renewal, extension (as to time) or refunding of Indebtedness previously incurred in accordance with clause (i) or clause (ii) hereof, and

                      (A) the principal amount of the Indebtedness being so renewed, extended or refunded which is outstanding at the time of such renewal, extension or refunding is not increased, and

                      (B)  immediately prior to such renewal,
                extension or refunding, and after giving effect thereto, no Default or Event of Default would exist.

           (b) No Restrictions on Distributions. The Company shall not permit any Restricted Subsidiary to become obligated in respect of any Indebtedness after the Closing Date if any agreement, note or other instrument executed in connection with, or as a condition to obtaining the funds constituting, such Indebtedness contains any limitation or restriction on the ability of such Restricted Subsidiary to declare or make Distributions in respect of its capital stock.

           (c) Disposition of Restricted Subsidiary Indebtedness. Each Restricted Subsidiary any of whose outstanding Indebtedness is at any time sold, transferred or otherwise disposed of by the Company or a Restricted Subsidiary shall be deemed to have incurred all such Indebtedness, and all Liens securing such Indebtedness (if any), at the time of such sale, transfer or other disposition.

           (d)  Limitation on Intercompany Indebtedness.  The
     Company will not at any time incur, issue, assume or in any other manner become liable in respect of any Indebtedness owing to any Subsidiary unless

                (i)   such Subsidiary is a Wholly-Owned Restricted
           Subsidiary, and

                (ii) all of the Company's obligations in respect of such Indebtedness are subordinated in right of payment and security to the Company's obligations under the Notes on terms and conditions satisfactory in form, scope and substance to the Majority Holders.

     6.7   Consolidated Adjusted Net Worth.

     The Company will not at any time permit Consolidated Adjusted Net Worth to be less than Forty Million Dollars ($40,000,000).

     6.8   Liens.

           (a) Negative Pledge. The Company will not, and will not permit any Restricted Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, to be subject to any Lien except:

                (i) Taxes, etc. -- Liens securing Property taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons, so long as the payment thereof is not at the time required by Section 6.1 hereof;

                (ii)  Judicial Liens -- Liens

                      (A)  arising from judicial attachments and
                judgments,

                      (B)  securing appeal bonds or supersedeas
                bonds, and

                      (C)  arising in connection with court
                proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose),

           provided that (1) any such attachments or judgments relating thereto have been stayed, bonded or discharged within sixty (60) days of the entry thereof and the execution or other enforcement of such Liens is otherwise effectively stayed, (2) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (3) adequate book reserves shall have been established and maintained and shall exist with respect thereto and (4) the aggregate amount so secured shall not at any time exceed the greater of (x) Five Million Dollars ($5,000,000) or (y) ten percent (10%) of Consolidated Adjusted Net Worth at such time;

                (iii) Ordinary Course Business Liens -- Liens incurred or deposits made in the ordinary course of business

                      (A) in connection with workers' compensation, unemployment insurance, social security and other like laws to secure statutory or public obligations of the Company or such Restricted
                Subsidiary in respect thereof, and

                      (B)  to secure the performance of letters of
                credit, bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 6.8(a)(ii)) hereof) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

           provided, however, that all such Liens do not, in the aggregate, materially detract from the value of such Property or materially interfere with the use of such Property in the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

                (iv) Certain Encumbrances -- Liens in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real Property, provided that such exceptions and encumbrances do not in the aggregate materially detract from the value of such Properties or materially interfere with the use of such Property in the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

                (v) Intercompany Liens -- Liens on Property of a Restricted Subsidiary, provided that such Liens secure only Indebtedness or other obligations owing to the Company;

                (vi) Closing Date Liens -- Liens in existence on the Closing Date securing Indebtedness, provided that such Liens and the Indebtedness secured thereby are described in Part 6.8(a)(vi) of Annex 3 hereto;

                (vii) Purchase Money Liens -- Purchase Money Liens, if, after giving effect thereto and to any concurrent transactions, each such Purchase Money Lien secures Indebtedness in an amount not exceeding the lesser of

                      (A) the cost of acquisition or construction, or

                      (B)  the Fair Market Value

           of the particular Property to which such Indebtedness relates;

                (viii) Other Liens -- other Liens on Property of the Company or the Restricted Subsidiaries not otherwise permitted pursuant to clause (i) through clause (vii), inclusive, of this Section 6.8(a), provided that,

                      (A)  the Indebtedness or other obligations
                secured thereby shall have been incurred, or shall be permitted to be outstanding, in accordance with the provisions of Section 6.5 and Section 6.6 hereof;

                      (B)  immediately prior to, and after giving
                effect to the incurrence, assumption or creation thereof and to any concurrent application of the proceeds of any Indebtedness or other obligation secured thereby,

                           (I)   the sum of

                                 (1)   the aggregate amount of all
                           Indebtedness and other obligations
                           secured by such Liens at such time, plus,

                                 (2)   the aggregate amount of Total
                           Restricted Subsidiary Indebtedness
                           outstanding at such time,

                would not exceed ten percent (10%) of Consolidated Total Assets at such time, and

                           (II)  no Default or Event of Default would
                      exist; and

                (ix)  Refinancings, Extensions, etc. -- Liens
           securing renewals, extensions (as to time) and refinancings of Indebtedness secured by the Liens described in clause (i) through clause (viii) of this
           Section 6.8(a), provided that

                      (A)  the amount of Indebtedness or other
                obligations secured by each such Lien is not increased in excess of the amount of such Indebtedness or other obligations outstanding on the date of such renewal, extension or refinancing,

                      (B)  none of such Liens is extended to
                encumber or otherwise relate to or cover any additional Property of the Company or any Restricted Subsidiary, and

                      (C)  immediately prior to, and immediately
                after the consummation of such renewal, extension or refinancing, and after giving effect thereto, no Default or Event of Default exists or would exist.

           (b) Equal and Ratable Lien; Equitable Lien. In case any Property shall be subjected to a Lien in violation of this
     Section 6.8, the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Majority Holders, and the Company will cause to be delivered to each holder of Notes an opinion of independent counsel (selected by the Company and reasonably satisfactory to the Majority Holders) to the effect that such agreements and instruments are enforceable in accordance with their terms. Regardless of whether the Company complies with the provisions of the immediately preceding sentence, in case any Property shall be subjected to a Lien in violation of this Section 6.8, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of Notes may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes. A violation of this Section
     6.8 will constitute an Event of Default, whether or not any such provision is made or action is taken pursuant to this
     Section 6.8(b).

           (c) Financing Statements. The Company will not, and will not permit any Restricted Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Restricted Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 6.8 or to evidence for informational purposes a lessor's interest in Property leased to the Company or any such Restricted Subsidiary.

     6.9   Restricted Payments and Restricted Investments.

           (a)  Limit on Restricted Payments and Restricted
     Investments. The Company will not at any time, and will not at any time permit any Restricted Subsidiary to, declare or make any Restricted Payment or make any Restricted Investment unless:

                (i) immediately after, and after giving effect to, such Restricted Payment or such Restricted Investment, the sum of the aggregate amount of (x) all Restricted Payments declared or made during the period from and after the Closing Date to and including the date such Restricted Payment or Restricted Investment is made, plus
           (y) all Restricted Investments held at such time by the Company and the Restricted Subsidiaries would not exceed the sum of

                      (A)  Five Million Dollars ($5,000,000), plus

                      (B) the sum of fifty percent (50%) (or minus one hundred percent (100%) in the case of a deficit) of Consolidated Net Income for the period commencing on and including October 31, 1993 and ending on and including the date such Restricted Payment is declared or made or such Restricted Investment is made, plus

                      (C)  the aggregate amount of cash proceeds
                (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Company and the Restricted Subsidiaries after the Closing Date and prior to such time from the issuance and sale of
                (I) capital stock (other than Redeemable Stock) of the Company (either directly or through the exercise of warrants, rights or other options or the exercise of any rights of the holder of any Indebtedness of the Company to convert such Indebtedness to capital stock (other than Redeemable Stock)) or (II) any warrants, rights or other options to purchase such capital stock; and

                (ii) at the time of such declaration and immediately before, and after giving effect to, such Restricted
           Payment or such Restricted Investment, no Default or Event of Default exists or would exist.

           (b) Time of Payment. The Company shall not authorize a Distribution on any class of its capital stock that is not payable within ninety (90) days of authorization.

           (c) New Restricted Subsidiaries. Any Subsidiary which becomes a Restricted Subsidiary after the Closing Date shall be deemed to have made, at the time such Subsidiary becomes a Restricted Subsidiary, all Restricted Investments of such Subsidiary existing immediately after such Subsidiary shall have become a Restricted Subsidiary.

     6.10  Transfers of Property; Restricted Subsidiary Stock.

           (a) Transfers of Property. The Company will not, and will not permit any Restricted Subsidiary to, sell, lease as lessor, transfer or otherwise dispose of any Property
     (collectively, "Transfers"), except:

                (i) Transfers of inventory and of obsolete or worn-out Property, in each case in the ordinary course of business of the Company or such Restricted Subsidiary;

                (ii) Transfers from the Company to a Wholly-Owned Restricted Subsidiary, and Transfers from a Restricted
           Subsidiary to the Company or to a Wholly-Owned Restricted
           Subsidiary;

                (iii) Transfers of miscellaneous items of Property having an individual current book value of less than One Million Dollars ($1,000,000), so long as the aggregate book value of all Property subject to Transfers during any fiscal year of the Company pursuant to this clause (iii) does not exceed Two Million Dollars ($2,000,000) for such fiscal year;

                (iv) Transfers of Property in connection with an exchange of Property by the Company or a Restricted Subsidiary with another Person, so long as the Property received by the Company or such Restricted Subsidiary in such exchange shall have a substantially similar business use as, and a Fair Market Value equal to or greater than the Fair Market Value of, the Property subject to such Transfer; and

                (v) any other Transfer of Property at any time to a Person, other than an Affiliate, for Acceptable
           Consideration if:

                      (A)  the sum of

                           (1)   the current book value of such
                      Property, plus

                           (2)   the aggregate book value of all
                      other Property of the Company and the
                      Restricted Subsidiaries previously subjected to Transfers (other than Transfers referred to in the foregoing clause (i) through clause
                      (iv), inclusive, (collectively, "Excluded
                      Transfers")) during the then-current fiscal year of the Company,

                would not exceed ten percent (10%) of Consolidated Total Assets determined as of the last day of the fiscal year of the Company ended immediately prior to the time of such Transfer (such amount in respect of the fiscal year in which such Transfer is proposed to be made is herein referred to as the "Specified Asset Percentage"); and

                      (B)  immediately prior to, and immediately
                after the consummation of such Transfer, and after giving effect thereto, no Default or Event of Default exists or would exist.

           (b) Transfers of Restricted Subsidiary Stock. The Company will not, and will not permit any Restricted Subsidiary to, Transfer any shares of the stock (or any warrants, rights or options to purchase stock or other Securities exchangeable for or convertible into stock) of a Restricted Subsidiary (such stock, warrants, rights, options and other Securities herein called "Restricted Subsidiary Stock"), nor will the Company permit any Restricted Subsidiary to issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, provided that the foregoing restrictions do not apply to:

                (i) the issuance by a Restricted Subsidiary of shares of its own Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

                (ii) Transfers (other than leases) of shares of Restricted Subsidiary Stock by the Company to a Wholly-Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted
           Subsidiary;

                (iii) the issuance by a Restricted Subsidiary of directors' qualifying shares; and

                (iv)  the Transfer of all of the Restricted
           Subsidiary Stock of a Restricted Subsidiary owned by the Company and the other Restricted Subsidiaries if:

                      (A) such Transfer satisfies the requirements of Section 6.10(a)(v) hereof;

                      (B)  in connection with such Transfer the
                entire Investment (whether represented by stock, Indebtedness, claims or otherwise) of the Company and the other Restricted Subsidiaries in such Restricted Subsidiary is sold, transferred or otherwise disposed of to a Person other than the Company or a Restricted Subsidiary not being simultaneously disposed of;

                      (C) the Restricted Subsidiary being disposed of has no continuing Investment in any other
                Restricted Subsidiary not being simultaneously disposed of or in the Company; and

                      (D)  immediately prior to, and immediately
                after the consummation of such Transfer, and after giving effect thereto, no Default or Event of Default would exist.

           (c)  Transfers of Property and Mergers of Restricted
     Subsidiaries.

                (i) Determination of Book Value. For purposes of determining the book value of Property constituting Restricted Subsidiary Stock subject to any Transfer as provided in clause (iv) of Section 6.10(b) hereof, such book value shall be deemed to be the aggregate book value of the Property of the Restricted Subsidiary that shall have issued such Restricted Subsidiary Stock.

                (ii) Mergers of Restricted Subsidiaries. The merger or consolidation of a Restricted Subsidiary into or with another corporation, as contemplated in clause (iii) of
           Section 6.11(a) hereof, shall be deemed to be a Transfer of all of the Property of such Restricted Subsidiary at the net book value thereof, as determined at the time of such merger or consolidation.

           (d)  Transfers in Excess of the Specified Asset
     Percentage.

                (i)   Application of Excess Proceeds Amount.
           Notwithstanding the provisions of Section 6.10(a)(v) and
           Section 6.10(b)(iv) hereof, the Company may, and may permit a Restricted Subsidiary to, Transfer, in any fiscal year of the Company, Property having an aggregate book value in excess of the Specified Asset Percentage for such fiscal year of the Company if:

                      (A)  the Excess Proceeds Amount shall have
                been applied by the Company or such Restricted Subsidiary to a Qualified Proceeds Application within three hundred sixty-five (365) days of the receipt thereof by the Company or such Restricted Subsidiary;

                      (B)  immediately before and after the
                consummation of each such Transfer, and after giving effect thereto, no Default or Event of Default exists or would exist; and

                      (C)  prior to or contemporaneously with the
                application of all or any portion of such Excess Proceeds Amount, the Company shall have delivered a certificate of a Senior Officer to each holder of Notes providing a detailed description of such application and certifying that the conditions set forth in subclause (A) and subclause (B) hereof have been satisfied.

                (ii) Failure to Apply Proceeds. If, notwithstanding the provisions of this Section 6.10(d), the Company shall fail to comply with any of the requirements of Section 6.10(d)(i) hereof, then such failure to comply with any such provisions as of such date shall be deemed to be an Event of Default.

     6.11  Merger, Consolidation, etc.

           (a) Merger and Consolidation. The Company will not, and will not permit any Restricted Subsidiary to, merge with or into, consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, any other Person, or permit any other Person to merge or consolidate with or into it, provided that the foregoing restriction does not apply to

                (i) the merger or consolidation of the Company into or with, or the sale by the Company of all or substantially all of its assets to, another corporation, if:

                      (A)  the corporation that results from such
                merger or consolidation or that acquires all or substantially all of such assets (the "Surviving Corporation") is organized under the laws of the United States of America, any state thereof or the District of Columbia;

                      (B)  the due and punctual payment of the
                principal of and Make-Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes and this Agreement to be performed or observed by the Company, are expressly assumed by the Surviving Corporation pursuant to such agreements and instruments as shall be approved by the Majority Holders, and the Company causes to be delivered to each holder of Notes an opinion of independent counsel reasonably acceptable to the Majority Holders to the effect that such agreements and instruments are enforceable in accordance with their terms (subject to customary qualifications); and

                      (C)  immediately prior to, and immediately
                after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist;

                (ii) a merger of a Restricted Subsidiary into, or a consolidation of a Restricted Subsidiary with, the Company (so long as the Company is the surviving entity) or a Wholly-Owned Restricted Subsidiary (so long as such Wholly-Owned Restricted Subsidiary is the surviving entity) or the sale or other disposition by a Restricted Subsidiary of all or substantially all of its assets to the Company or a Wholly-Owned Restricted Subsidiary; and

                (iii) the merger of a Restricted Subsidiary into, or consolidation of a Restricted Subsidiary with, or the sale or other disposition by a Restricted Subsidiary of all or substantially all of its assets to, another corporation (which shall not be an Affiliate or a Restricted Subsidiary), if

                      (A)  such transaction complies, in all
                respects, with the provisions of Section 6.10(a)(v) of this Agreement, and

                      (B)  immediately prior to, and immediately
                after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist.

           (b) Acquisition of Stock, etc. The Company will not, and will not permit any Restricted Subsidiary to, acquire any stock of any corporation if upon completion of such acquisition such corporation would be a Restricted Subsidiary, or acquire all of the Property of, or such of the Property as would permit the transferee to continue any one or more integral business operations of, any Person unless, immediately prior to, and immediately after the consummation of such acquisition, and after giving effect thereto, no Default or Event of Default exists or would exist.

     6.12  Nature of Business.

     The Company will not, and will not permit any Restricted
Subsidiary to, engage in any business if, as a result thereof, the principal businesses of the Company and the Restricted
Subsidiaries, taken as a whole, would be changed from the businesses thereof described in the Placement Memorandum.

     6.13  Transactions with Affiliates.

     The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement (other than Immaterial Transactions), including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     6.14  ERISA; Foreign Pension Plans.

           (a) Compliance. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Pension Plan, make timely payment of contributions required to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto, and to comply with all other applicable provisions of ERISA.

           (b) Relationship of Vested Benefits to Pension Plan Assets. The Company will not at any time permit the present value of all employee benefits vested under each Pension Plan to exceed the assets of such Pension Plan allocable to such vested benefits at such time, in each case determined pursuant to Section 6.14(c) hereof.

           (c) Valuations. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans will be reasonable in the good faith judgment of the Company and will comply with all requirements of law.

           (d) Prohibited Actions. The Company will not, and will not permit any ERISA Affiliate to:

                (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) that would result in the imposition of a material tax or penalty;

                (ii) incur with respect to any Pension Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

                (iii)      terminate any Pension Plan in a manner
           that could result in

                      (A) the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to section 4068 of ERISA, or

                      (B)  the creation of any liability under
                section 4062 of ERISA;

                (iv)  fail to make any payment required by section
           515 of ERISA; or

                (v) at any time be an "employer" (as such term is defined in section 3(5) of ERISA) required to contribute to any Multiemployer Plan if, at such time, it could reasonably be expected that the Company or any Subsidiary will incur withdrawal liability in respect of such Multiemployer Plan and such liability, if incurred, together with the aggregate amount of all other withdrawal liability as to which there is a reasonable expectation of incurrence by the Company or any Subsidiary under any one or more Multiemployer Plans, could reasonably be expected to have a Material Adverse Effect.

           (e) Foreign Pension Plans. The Company will, and will cause each Subsidiary to, make all required payments in respect of funding any Foreign Pension Plan applicable to such Person and otherwise fully comply with all applicable laws, statutes, rules and regulations governing or affecting such Foreign Pension Plan if the failure to make such payments or to so comply could reasonably be expected to have a Material Adverse Effect.

     6.15  Private Offering.

     The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issuance or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

     6.16  Designation of Subsidiaries.

           (a) Right of Designation. Subject to the satisfaction of the requirements of Section 6.16(c) hereof, the Company shall have the right to designate each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary by delivering to each holder of Notes a writing, signed by a Senior Officer, certifying that the Board of Directors shall have so designated such Subsidiary within thirty (30) days of the acquisition by the Company or any Subsidiary of the necessary percentages of Voting Stock and other equity interests of such Subsidiary as set forth in the definition of "Subsidiary" contained in Section 9.1 of this Agreement. Any such Subsidiary not so designated within such thirty (30) day period shall be deemed, on and after such date and without any further action by the Company or any holder of Notes, to have been designated by the Company as an Unrestricted Subsidiary. Each Subsidiary designated as a Restricted Subsidiary in Part
     2.3 of Annex 3 hereto shall be a Restricted Subsidiary on and after the Closing Date and all other Subsidiaries, if any, listed in such Part 2.3 of Annex 3 shall, subject to Section 6.16(b) hereof, be Unrestricted Subsidiaries on and after the Closing Date.

           (b) Right of Redesignation. Subject to the satisfaction of the requirements of Section 6.16(c) hereof, the Company may at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to each holder of Notes a written notice, signed by a Senior Officer, certifying that the Board of Directors shall have so designated such Subsidiary. No Restricted Subsidiary shall at any time be designated as an Unrestricted Subsidiary.

           (c) Designation Criteria. No Subsidiary shall at any time after the Closing Date be designated as a Restricted Subsidiary unless immediately before and after, and after giving effect to such designation, and assuming that all obligations, liabilities and Investments of, and all Liens on the Property of, such Subsidiary being so designated were incurred or made contemporaneously with such designation,

                (i) no Default or Event of Default exists or would exist, and

                (ii)  the Company would be permitted by the
           provisions of Section 6.5 hereof to have outstanding at least One Dollar ($1.00) of additional Consolidated
           Funded Debt.

           (d) Effectiveness. Other than as set forth in the last two sentences of Section 6.16(a) hereof, any designation under this Section 6.16 that satisfies all of the conditions set forth in this Section 6.16 shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been delivered by the Company and received by each holder of Notes in accordance with the provisions of Section
     10.1 hereof.

           (e)  Covenant Compliance.  Each notice required by
     Section 6.16(d) hereof shall be accompanied by a certificate of a Senior Officer and a Senior Financial Officer setting forth the information (including detailed calculations) required in order to establish whether the Company is in compliance with the requirements of Section 6.4 through
     Section 6.11 hereof, inclusive, at the time of such designation, and immediately after giving effect thereto (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratio or percentage at such times).

     6.17  Pro-Rata Offers.

     The Company will not, nor will it permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Subsidiary or Affiliate shall have offered to acquire all of the Notes from all holders of the Notes and upon the same terms. In case the Company, any Subsidiary or any Affiliate acquires any Notes, such Notes will thereafter be cancelled and no Notes will be issued in substitution therefor.

7.   INFORMATION AS TO COMPANY

     7.1   Financial and Business Information.

     The Company will deliver to each holder of Notes:

           (a) Quarterly Statements -- within ninety (90) days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year) duplicate copies of

                (i) consolidated and consolidating balance sheets of the Company and its consolidated subsidiaries, and of the Company and the Restricted Subsidiaries, as at the end of such quarter, and

                (ii) consolidated and consolidating statements of operations, cash flows and stockholders' equity of the Company and its consolidated subsidiaries, and the Company and the Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer, and accompanied by the certificate required by Section 7.2 hereof;

           (b) Annual Statements -- within one hundred twenty (120) days after the end of each fiscal year of the Company duplicate copies of

                (i) consolidated and consolidating balance sheets of the Company and its consolidated subsidiaries, and of the Company and the Restricted Subsidiaries, as at the end of such year, and

                (ii) consolidated and consolidating statements of operations, cash flows and stockholders' equity of the Company and its consolidated subsidiaries, and the Company and the Restricted Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied by

                      (A)  in the case of such consolidated
                financial statements in respect of the Company and its consolidated subsidiaries, an opinion of independent certified public accountants of recognized national standing, which opinion shall, without qualification (including, without limitation, qualifications related to (I) the scope of the audit or (II) the ability of the Company or any Subsidiary to continue as a going concern), state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

                      (B)  in the case of such consolidating
                financial statements, a statement of such independent certified public accountants which states that (I) such consolidating financial statements are fairly stated, in all material respects, in relation to the consolidated financial statements of the Company and its consolidated subsidiaries and (II) such consolidating statements were prepared using the same work papers as were used in the preparation of such consolidated statements,

                      (C)  a certification by a Senior Financial
                Officer that such consolidated and consolidating financial statements are complete and correct, and

                      (D) the certificates required by Section 7.2 and Section 7.3 hereof;

           (c) Written Acknowledgment of Counsel and Opinions of Independent Accountants -- within one hundred twenty (120) days after the end of each fiscal year of the Company, duplicate copies of all written acknowledgements of counsel and opinions of independent accountants required pursuant to
     Section 6.1(b) hereof;

           (d) Audit Reports -- promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

           (e) SEC and Other Reports -- promptly upon their becoming available (and in any event no later than the time of filing or sending thereof, as the case may be), one (1) copy, without duplication, of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public Securities holders generally, and (ii) each regular or periodic report (including, without limitation, each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each Current Report on Form 8-K), each registration statement (other than any registration statement on Form S-8) which shall have become effective, and each final prospectus, and each amendment to any of the foregoing, in respect thereof filed by the Company or any Subsidiary with the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

           (f)  ERISA --

                (i)   immediately upon becoming aware of the
           occurrence of any

                      (A)  "reportable event" (as such term is
                defined in section 4043 of ERISA), or

                      (B) "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC),

           in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto; and

                (ii) prompt written notice of and, where applicable, a description of

                      (A)  any notice from the PBGC in respect of
                the commencement of any proceedings pursuant to
                section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

                      (B) any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

                      (C)  the placement of any Multiemployer Plan
                in reorganization status under Title IV of ERISA,

                      (D)  any Multiemployer Plan becoming
                "insolvent" (as such term is defined in section
                4245 of ERISA) under Title IV of ERISA,

                      (E)  the whole or partial withdrawal of the
                Company or any ERISA Affiliate from any
                Multiemployer Plan and the withdrawal liability incurred in connection therewith, and

                      (F)  any material increase in contingent
                liabilities of the Company or any Subsidiary in respect of any post-retirement employee welfare benefits.

           (g) Actions, Proceedings -- promptly after the commencement thereof, written notice of any action or proceeding relating to the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely to have a Material Adverse Effect;

           (h) Certain Environmental Matters -- prompt written notice of and a description of any event or circumstance that, had such event or circumstance occurred or existed immediately prior to the Closing Date, would have been required to be disclosed as an exception to any statement set forth in
     Section 2.13 hereof;

           (i) Notice of Default or Event of Default -- promptly upon becoming aware (and in any event within five (5) Business Days thereafter) of the existence of any condition or event that constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

           (j) Notice of Claimed Default -- promptly upon becoming aware (and in any event within five (5) Business Days thereafter) that the holder of (i) any Note, (ii) any other Indebtedness having an outstanding principal amount in excess of One Million Dollars ($1,000,000) or (iii) any other Security of the Company or any Subsidiary shall have given notice or taken any other action with respect to a claimed Default, Event of Default, default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Default, Event of Default, default or event of default and what action the Company is taking or proposes to take with respect thereto; and

           (k) Requested Information -- promptly, and in any event within fifteen (15) Business Days of any request therefor, such other data and information as from time to time may be requested by any holder of Notes, including, without limitation,

                (i) promptly after the furnishing thereof, copies of any statement, report or certificate furnished to any holder of Indebtedness of the Company or any Subsidiary,

                TE\O information requested to comply with 17 C.F.R. 230.144A, as amended from time to time, and

                (iii) information necessary to comply with any request of the National Association of Insurance
           Commissioners in respect of the designation of the Notes.

     7.2   Officers' Certificates.

     Each set of financial statements delivered to each holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Officer and a Senior
Financial Officer setting forth:

           (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section
     6.4 through Section 6.11 hereof, inclusive, during the period covered by the income statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratio or percentage then in existence); and

           (b) Event of Default -- a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     7.3   Accountants' Certificates.

     Each set of annual financial statements delivered pursuant to
Section 7.1(b) shall be accompanied by a certificate of the independent certified public accountants who certify such financial statements stating that they have reviewed the provisions of
Section 6.4 through Section 6.7, inclusive, and Section 6.9 through
Section 6.11, inclusive, of this Agreement (as such Sections relate to financial or accounting matters) and stating further, whether, in making their audit, such accountants have become aware of any failure by the Company or any Subsidiary to comply with any of the terms, covenants, provisions or conditions thereof and, if such accountants are aware that any such failure then exists, specifying the nature and period of existence thereof.

     7.4   Inspection.

     The Company will permit, upon reasonable prior notice to the Company, the representatives of each holder of Notes (at the expense of the Company at any time when a Default or an Event of Default has occurred and is in existence, and otherwise at the expense of such holder) to visit and inspect any of the Properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and the Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

     7.5   Confidential Information.

     Each holder of Notes will employ reasonable procedures and standards designed to maintain the confidential nature of all Proprietary Business Information that has been or in the future is furnished to or obtained by such holder in connection with this Agreement and the Notes (provided that any such holder shall be deemed to have complied with the foregoing requirement if in respect of such Proprietary Business Information such holder shall employ its customary business practices as used respecting such holder's own proprietary business records) and that has been clearly marked in writing as confidential, except such Proprietary Business Information that was or is available to the public or was not or is not treated as confidential by any one or more of the Company, the Subsidiaries or the Affiliates. Notwithstanding the foregoing, any such holder may disclose any Proprietary Business Information furnished to or obtained by it in connection with this
Agreement:

           (a) the disclosure of which is, in such holder's sole good faith business and/or legal judgment, appropriate or required in connection with regulatory requirements (including, without limitation, the requirements of the National Association of Insurance Commissioners) or other legal requirements related to such holder's affairs, including, without limitation, the disclosure of such Proprietary Business Information in connection with or in response to

                (i)   compliance with any law, ordinance or
           governmental order, regulation, rule, policy, subpoena, investigation or request (including, without limitation, any informal investigative request by any Governmental
           Authority or other regulatory body), or

                (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling, or pleading issued, filed, served or purported on its face to be issued, filed or served (A) by or under authority of any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity or (B) in connection with any proceeding (including, without limitation, any proceeding to enforce the obligations of the Company under this Agreement and the Notes), cause or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity, provided that in any such case such holder shall promptly send written notice (unless prohibited by law) to the Company, in accordance with Section 10.1 hereof, of any such requirement of disclosure of any Proprietary Business Information;

           (b) to any one or more of such holder's employees, officers, directors, agents, attorneys, accountants or professional consultants who would have access to such Proprietary Business Information in the normal course of the performance of such Person's duties for it, so long as such holder employs reasonable procedures and standards designed to maintain the confidential nature of all such Proprietary Business Information that is disclosed to such Persons (provided that such holder shall be deemed to have complied with the foregoing requirement if in respect of such Proprietary Business Information it shall employ its customary business practices as used respecting its own proprietary business records);

           (c)  to the National Association of Insurance
     Commissioners, and to Moody's, Standard & Poor's or any other nationally recognized financial rating service that is reviewing the credit rating of any holder of Notes or is rating or reviewing the rating of the Notes; and

           (d) to any prospective purchaser, securities broker or dealer or investment banker in connection with the resale or proposed resale of all or any portion of the Notes by such holder (so long as you shall have notified each such Person of the confidential nature of such information and each such Person has agreed in writing to be bound by the terms and conditions of this Section 7.5).

No holder of Notes will be liable for the breach of this Section
7.5 by any other holder of Notes or by any Person to which any Proprietary Business Information shall be delivered in accordance with this Section 7.5.

8.   EVENTS OF DEFAULT

     8.1   Nature of Events.

     An "Event of Default" shall exist if any of the following occurs and is continuing:

           (a)  Principal or Make-Whole Amount Payments -- the
     Company shall fail to make any payment of principal or Make-
     Whole Amount on any Note on or before the date such payment is due;

           (b) Interest Payments -- the Company shall fail to make any payment of interest on any Note on or before five (5)
     Business Days after the date such payment is due;

           (c) Particular Covenant Defaults -- the Company or any Subsidiary shall fail to perform or observe any covenant contained in Section 6.4 through Section 6.11 hereof, inclusive, in Section 6.13 through Section 6.15 hereof, or in
     Section 7.1(i) or Section 7.1(j) hereof;

           (d) Other Defaults -- the Company or any Subsidiary shall fail to comply in any material respect with any provision hereof, other than as specified in Section 8.1(a),
     Section 8.1(b) and Section 8.1(c) hereof, and such failure continues for more than thirty (30) days after such failure shall first become known to any officer of the Company;

           (e) Warranties or Representations -- any warranty, representation or other statement by or on behalf of the Company contained herein or in any certificate or instrument furnished in compliance with or in reference hereto shall have been false or misleading in any material respect when made;

           (f) Default on Debt or Security -- any event shall occur or any condition shall exist in respect of any Indebtedness or any Security of the Company or any Restricted Subsidiary, or under any agreement securing or relating to any such Indebtedness or Security, that has caused

                (i) such Indebtedness or Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment; or

                (ii) any one or more of the holders thereof or a trustee therefor to require the Company or any Restricted Subsidiary to repurchase such Indebtedness or Security from the holders thereof;

     provided that the aggregate amount of all obligations in respect of such Indebtedness and Securities exceeds at such time One Million Dollars ($1,000,000);

           (g)  Involuntary Bankruptcy Proceedings --

                (i) a receiver, liquidator, custodian or trustee of the Company or any Restricted Subsidiary, or of all or any part of the Property of either, shall be appointed by court order and such order shall remain in effect for more than sixty (60) days, or an order for relief shall be entered with respect to the Company or any Restricted Subsidiary, or the Company or any Restricted Subsidiary shall be adjudicated a bankrupt or insolvent;

                (ii) any of the Property of the Company or any Restricted Subsidiary shall be sequestered by court order and such order shall remain in effect for more than sixty
           (60) days; or

                (iii) a petition shall be filed against the Company or any Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing;

           (h) Voluntary Petitions -- the Company or any Restricted Subsidiary shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law (except, in each case, in connection with a Permitted Reorganization of such Person);

           (i) Assignments for Benefit of Creditors, etc. -- the Company or any Restricted Subsidiary shall make an assignment for the benefit of its creditors, or shall admit in writing its inability, or shall fail, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company or any Restricted Subsidiary or of all or any part of the Property of either (except, in each case, in connection with a Permitted Reorganization of such Person); or

           (j) Undischarged Final Judgments -- a final, nonappealable judgment or final, nonappealable judgments for the payment of money aggregating in excess of One Million Dollars ($1,000,000) (exclusive of any insurance coverage applicable thereto for which the insurance company issuing such coverage shall have acknowledged (in writing) coverage with respect thereto and shall not have indicated that a defense, exclusion or exemption to the payment of the related insurance exists) is or are outstanding against any one or more of the Company and the Restricted Subsidiaries and any one of such judgments shall have been outstanding for more than sixty (60) days from the date of its entry and shall not have been discharged in full, stayed or bonded.

If any action, condition, event or other matter would, at any time, constitute an Event of Default under any provision of this Section 8.1, then an Event of Default shall exist, regardless of whether the same or a similar action, condition, event or other matter is addressed in a different provision of this Section 8.1 and would not constitute an Event of Default at such time under such different provision.

     8.2   Default Remedies.

           (a)  Acceleration on Event of Default.

                (i) If an Event of Default specified in clause (g), clause (h) or clause (i) of Section 8.1 hereof shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Make-Whole Amount (if any) in respect thereof, in each case without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on the Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to the Notes, and all other amounts owing under the Note Purchase Agreements.

                (ii) If an Event of Default other than those specified in clause (g), clause (h) or clause (i) of
           Section 8.1 hereof shall exist, the Required Holders may exercise any right, power or remedy permitted to such holder or holders by law and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on and Make-Whole Amount (if any) in respect of, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of the Notes, and all other amounts owing under the Note Purchase Agreements to such holder.

           (b) Acceleration on Payment Default. During the existence of an Event of Default described in Section 8.1(a) or Section 8.1(b) hereof, and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 8.2(a)(ii) hereof, any holder of Notes that shall have not consented to any waiver with respect to such Event of Default may, at such holder's option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, and Make-Whole Amount (if any) in respect thereof, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount at such time with respect to such principal amount of such Notes, and all other amounts owing under the Note Purchase Agreements to such holder.

           (c) Valuable Rights. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Make-Whole Amount by the Company, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default under certain circumstances, is intended to provide compensation for the deprivation of such right under such circumstances.

           (d) Other Remedies; Remedies Cumulative; Nonwaiver. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 8.2(a)(ii) hereof and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein, provided that the maturity of such holder's Notes may be accelerated only in accordance with
     Section 8.2(a) and Section 8.2(b) hereof. All rights and remedies of each holder of Notes are cumulative to, and not exclusive of, any rights or remedies any such holder of Notes would otherwise have. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

           (e) Expenses. If the Company shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, or shall fail to comply with any other provision hereof, the Company shall pay to each holder of Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by such holder in collecting any sums due on such Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to it.

     8.3   Annulment of Acceleration of Notes.

     If a declaration is made pursuant to Section 8.2(a)(ii) hereof, then and in every such case, the Required Holders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

           (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

           (b) all arrears of interest upon all the Notes and all other sums payable hereunder and under the Notes (except any principal of, or interest or Make-Whole Amount on, the Notes that shall have become due and payable by reason of such declaration under Section 8.2(a)(ii) hereof) shall have been duly paid; and

           (c) each and every other Default and Event of Default shall have been waived pursuant to Section 10.5 hereof or otherwise made good or cured;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

9.   INTERPRETATION OF THIS AGREEMENT

     9.1   Terms Defined.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section of this Agreement following such term:

         Acceptable Consideration -- means, with respect to any Transfer of any Property of the Company or a Restricted Subsidiary, cash consideration, promissory notes or such other consideration (or any combination of the foregoing) received by such Person in connection with such Transfer as is, in each case, determined by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, in its good faith opinion, to be in the best interests of the Company or such Restricted Subsidiary, as the case may be, and to reflect the Fair Market Value of such Property.

     Accredited Investor -- means an "accredited investor," as such term is defined in Section 2(15) of the Securities Act.

     Affiliate -- means, at any time, a Person (other than a Restricted Subsidiary)

           (a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company,

           (b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Stock of the Company,

           (c) five percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent
     (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary, or

           (d) that is an officer or director (or a member of the immediate family of an officer or director) of the Company or any Subsidiary, at such time.

As used in this definition:

           Control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement, this -- means this Note Purchase Agreement, as it may be amended and restated from time to time.

     Bank Credit Agreement -- means the Credit Agreement, dated as of July 31, 1991, between the Company and Bank of America, as amended from time to time.

     Bank of America -- means Bank of America National Trust and
Savings Association.

     Board of Directors -- means the board of directors of the Company or a Restricted Subsidiary, as applicable, or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

     Business Day -- means, at any time, a day other than a Saturday, a Sunday or a day on which the bank designated by the holder of a Note to receive (for such holder's account) payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

     Capital Lease -- means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability at such time in accordance with GAAP.

     Capitalized Lease Obligation -- means, at any time, the capitalized amount of rental commitment under a Capital Lease which is required to be reflected on the balance sheet of the lessee at such time pursuant to GAAP.

     Closing -- Section 1.2(b).

     Closing Date -- Section 1.2(b).

     Company -- has the meaning assigned to such term in the introductory sentence hereof.

     Consolidated Adjusted Net Worth -- means, at any time,

           (a)  the sum of

                (i) the par value (or value stated on the books of the corporation) at such time of the capital stock of the Company plus (or minus in the case of a deficit),

                (ii) the amount of the paid-in surplus of the Company at such time, plus (or minus in the case of a deficit),

                (iii) the amount of the retained earnings of the Company at such time; minus

           (b) the net book value at such time (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) of all Intangible Assets of the Company and the Restricted Subsidiaries, other than Excluded
     Intangible Assets, in each case, as would appear on a consolidated balance sheet for the Company and the Restricted Subsidiaries at such time prepared in accordance with GAAP.

     As used in this definition:

           Intangible Assets -- with respect to any Person, at any time, means the following:

                (a) deferred assets, other than prepaid expenses which are refundable (including, without limitation, insurance and prepaid taxes);

                (b) patents, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles;

                (c)   unamortized debt discount and expense;

                (d)   lease rights; and

                (e) all other Property which would be considered to be intangible under GAAP.

           Excluded Intangible Assets -- means, at any time,

                (a) all Intangible Assets of the Company and the Restricted Subsidiaries existing on the Closing Date as would appear on a consolidated balance sheet for such Persons on the Closing Date prepared in accordance with GAAP, and

                (b) all Intangible Assets of the Company and the Restricted Subsidiaries in respect of prepaid royalties, patents, copyrights, trademarks, trade names, service marks and brand names not in existence on the Closing Date, as would appear on a consolidated balance sheet for such Persons at such time prepared in accordance with GAAP.

     Consolidated Fixed Charges -- means, for any period, the sum of

           (a)  Consolidated Interest Expense, plus

           (b)  Consolidated Operating Rental Expense,

in each case, determined for such period.

     Consolidated Funded Debt -- means, at any time, the aggregate amount of Funded Debt of the Company and the Restricted
Subsidiaries, determined on a consolidated basis for such Persons at such time in accordance with GAAP.

     Consolidated Indebtedness -- means, at any time, the aggregate amount of Indebtedness of the Company and the Restricted
Subsidiaries, determined on a consolidated basis for such Persons at such time in accordance with GAAP.

     Consolidated Interest Expense -- means, for any period, the aggregate amount of interest accrued or capitalized on, or with respect to, Consolidated Indebtedness for such period, including, without limitation, amortization of debt discount, imputed interest on Capital Leases and interest on the Notes.

     Consolidated Net Income -- means, for any period, net earnings (or loss) after income taxes of the Company and the Restricted
Subsidiaries, determined on a consolidated basis for such Persons in accordance with GAAP, but excluding:

           (a) net earnings (or loss) of any Person accrued prior to the date such Person became a Restricted Subsidiary or was merged into or consolidated with the Company or a Restricted
     Subsidiary;

           (b) any extraordinary, unusual or nonrecurring gains or losses;

           (c) any gain arising from any reappraisal or write-up of assets;

           (d)  any portion of the net earnings of any Restricted
     Subsidiary that, by reason of any contract, charter restriction, applicable law or regulation, is unavailable for payment of dividends to the Company or a Restricted
     Subsidiary;

           (e) any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy, other than Permitted
     Insurance Proceeds;

           (f) any earnings of any Person acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, or earnings of any Person substantially all of whose assets have been acquired by the Company or any Restricted Subsidiary, for any period prior to the date of acquisition;

           (g) net earnings of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

           (h) any gain or loss arising from the acquisition of any Securities of the Company or any Restricted Subsidiary;

           (i) any portion of the net earnings of the Company and the Restricted Subsidiaries that cannot be freely converted into Dollars; and

           (j) any gain or loss reflected in such net earnings for such period that results solely from adjustments to net earnings from prior periods due to the cumulative effect of changes in any accounting principles required by GAAP.

     Consolidated Net Income Available for Fixed Charges -- means, for any period, the sum of

           (a)  Consolidated Net Income, plus

           (b)  the aggregate amount of

                (i)   income taxes, and

                (ii)  Consolidated Fixed Charges,

           (to the extent, and only to the extent, that such aggregate amount was deducted in the computation of Consolidated Net Income),

in each case accrued for such period by the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons.

     Consolidated Operating Rental Expense -- means, with respect to any period, the aggregate amount of Operating Rentals accrued for such period on, or with respect to, Long-Term Operating Leases of the Company and the Restricted Subsidiaries (other than Long-Term Operating Leases between the Company and any Restricted Subsidiary or between Restricted Subsidiaries), determined on a consolidated basis for such Persons for such period in accordance with GAAP.

     As used in this definition:

           Excluded Lease -- means

                (a)   any Capital Lease, and

                (b) any lease (whether or not a Capital Lease) of word processing, data, communications, computer and office equipment.

           Long-Term Operating Lease -- means any Operating Lease with an original term of more than three (3) years (including any extension of such term at the option of the lessor) and that is not cancelable during such term at the option of the lessee without incurrence by the lessee of a cancellation charge or similar liability.

           Operating Lease -- means any lease other than an Excluded
     Lease.

           Operating Rentals -- means all payments that the lessee is required to make by the terms of any Operating Lease, including, without limitation, additional rentals (in excess of fixed minimums) based upon a percentage of gross receipts and amounts required to be paid in respect of maintenance, repairs, income taxes, Property taxes, insurance, assessments and other similar charges.

     Consolidated Total Assets -- means, at any time, the total amount of all assets of the Company and the Restricted
Subsidiaries, determined on a consolidated basis for such Persons at such time in accordance with GAAP.

     Consolidated Total Capitalization -- means, at any time, the sum of

           (a)  Consolidated Funded Debt, plus

           (b)  Consolidated Adjusted Net Worth,

in each case, determined at such time.

     Default -- means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     Distribution -- means, without duplication, with respect to any corporation:

           (a) any dividend or other distribution, direct or indirect, on account of any shares of capital stock of such corporation now or hereafter outstanding, whether in cash or other Property, except a dividend or other distribution payable solely in shares of stock of such Person; and

           (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of capital stock of such corporation now or hereafter outstanding, including, without limitation, any deferred payment made by such corporation in connection with the acquisition of its capital stock, or of any warrants, rights or options to acquire any shares of such stock.

     Dollars or $ -- means United States of America dollars.

     Environmental Protection Law -- means any federal, state, county, regional or local law, statute or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

As used in this definition:

           CERCLA -- means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith.

           RCRA -- means the Resource Conservation and Recovery Act of 1976, as amended from time to time, and all rules and regulations promulgated in connection therewith.

           SARA -- means the Superfund Amendments and
     Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

     ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA Affiliate -- means any corporation or trade or business that:

           (a) is a member of the same "controlled group of corporations" (within the meaning of section 414(b) of the IRC) as the Company; or

           (b) is under "common control" (within the meaning of section 414(c) of the IRC) with the Company.

     Event of Default -- Section 8.1.

     Excess Proceeds Amount -- means, in respect of any fiscal year, an aggregate amount equal to (x) one hundred percent (100%) of the Net Proceeds Amount in respect of all Transfers of Property by the Company and the Restricted Subsidiaries during such fiscal year, minus (y) an amount, expressed in Dollars, equal to the Specified Asset Percentage in respect of such fiscal year.

     Exchange Act -- means the Securities Exchange Act of 1934, as amended from time to time.

     Excluded Restricted Subsidiary Indebtedness -- means at any time (without duplication):

           (a) Indebtedness of a Restricted Subsidiary owing to the Company or to a Wholly-Owned Restricted Subsidiary,

           (b) Indebtedness of a Restricted Subsidiary outstanding on the Closing Date and identified on Part 9.1 of Annex 3 hereto under the caption "Existing Restricted Subsidiary Indebtedness,"

           (c) Indebtedness of a Restricted Subsidiary secured by, and in respect of, Liens permitted pursuant to, and created in accordance with, the provisions of Section 6.8(a)(vii) hereof, and

           (d) Indebtedness of a Restricted Subsidiary incurred by any Person prior to the date on which such Person shall have become a Restricted Subsidiary or shall have been merged with or into, or consolidated with, a Restricted Subsidiary, so long as such Indebtedness was not incurred in contemplation of such Person becoming, merging with or into or consolidating with, a Restricted Subsidiary, in each case, at such time.

     Excluded Transfers -- Section 6.10(a).

     Fair Market Value -- means, at any time, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller under no compulsion to buy or sell, respectively.

     Foreign Pension Plan -- means any plan, fund or other similar program that is

           (a) established or maintained outside of the United States of America by any one or more of the Company or the Subsidiaries primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and

           (b)  not otherwise subject to ERISA.

     Funded Debt -- means, at any time of determination, with respect to any Person, all Indebtedness of such Person that is expressed to mature more than one (1) year from the date of the creation thereof or that is extendible or renewable at the option of such Person to a time more than one (1) year after the date of the creation thereof, including, without limitation, payments on Indebtedness that, although payable within one (1) year, constitute payments required to be made on account of principal of Indebtedness expressed to mature more than one (1) year from such time.

     GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States of America.

     Governmental Authority -- means:

           (a)  the government of

                (i)   the United States of America and any
           state or other political subdivision thereof, or

                (ii) any other jurisdiction (A) in which the Company or any Subsidiary conducts all or any part of its business or (B) that asserts jurisdiction over the conduct of the affairs or Properties of the Company or any Subsidiary; and

           (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     Guaranty -- means, with respect to any Person (for the purposes of this definition, the "Guarantor"), any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of the Guarantor guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

           (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

           (b)  to advance or supply funds

                (i)   for the purpose of payment of such
           indebtedness, dividend or other obligation, or

                (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness, dividend or other obligation;

           (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner or payee of such indebtedness, dividend or other obligation of the ability of the Primary Obligor to make payment of the indebtedness, dividend or other obligation; or

           (d) otherwise to assure the owner or payee of the indebtedness, dividend or other obligation of the Primary
     Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

     Hazardous Substances -- means any and all pollutants, contaminants, toxic or hazardous wastes and any other substances that might pose a hazard to health or safety, the removal of which is required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is, in each of the foregoing cases, restricted, prohibited or penalized by any applicable law.

     Immaterial Transaction -- means any transaction or arrangement between the Company or any Restricted Subsidiary on the one hand, and any Affiliate on the other hand, that is incidental and, when considered in relation to, and together with, all transactions and arrangements between the Company and the Restricted Subsidiaries on the one hand, and such Affiliate on the other hand, is insignificant and immaterial in relation to the business, affairs and finances of the Company or the Restricted Subsidiary entering into such transaction or arrangement.

     Indebtedness -- means, with respect to any Person at any time, without duplication:

           (a) its liabilities for borrowed money (whether or not evidenced by a Security);

           (b)  its obligations in respect of Redeemable Stock;

           (c) any liabilities secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

           (d)  its Capitalized Lease Obligations;

           (e) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capital Lease), in each case discounted in accordance with GAAP;

           (f) obligations of such Person in respect of letters of credit, acceptances, performance bonds or instruments serving a similar function issued or accepted by banks or other financial institutions for the account of such Person (other than obligations in respect of any such instruments relating to, or in support of, trade payables of such Person); and

           (g) its Guaranties (other than Excluded Guaranties) of any liabilities of another Person constituting liabilities of a type set forth in clause (a) through clause (f), inclusive;
     in each case, at such time, provided that trade accounts payable incurred by such Person in the ordinary course of business shall not constitute "Indebtedness."

     As used in this definition:

           Excluded Guaranty -- means any Guaranty in effect on the Closing Date and described in Part 9.1 of Annex 3 hereto under the caption "Existing Guaranties," and any renewal or extension (as to time) in respect of any such Guaranty, provided that the aggregate amount of the obligations of the Company or any Restricted Subsidiary thereunder is not increased above the maximum amount of the liquidated and contingent obligations of the Company and the Restricted Subsidiaries thereunder immediately prior to such renewal or extension.

           Institutional Investor -- means the Purchasers, any affiliate of any of the Purchasers and any holder or beneficial owner of Notes that is an "accredited investor" as defined in section 2(15) of the Securities Act.

           Investment -- means any investment, made in cash or by delivery of Property, by the Company or any Restricted Subsidiary:

           (a) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise; or

           (b)  in any Property.

           IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

           IRS -- means the Internal Revenue Service and any successor agency.

           Joint Venture -- means a corporation, limited liability company or Partnership formed, or invested in, by the Company or any Restricted Subsidiary, in the ordinary course of such Person's business, with other Persons, provided that

           (a) such corporation, limited liability company or Partnership is in the same line of business as the Company or such Restricted Subsidiary,

           (b) such corporation, limited liability company or Partnership has substantially all of its operations and assets in a jurisdiction which is not a Sanctioned Jurisdiction, and

           (c) the Company or such Restricted Subsidiary exercises significant influence over the operating and financial policies of such corporation, limited liability company or Partnership.

     As used in this definition:

           Sanctioned Jurisdiction -- means each and every jurisdiction which by law, regulation or executive order of the United States of America is specified as a jurisdiction where citizens or businesses of the United States of America are prohibited from investing in or doing business in without special permission from the government of the United States of America.

           Lien -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, sale with recourse or a trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" includes, without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property and includes, without limitation, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements. For the purposes hereof, the Company and each Subsidiary shall be deemed to be the owner of any Property that it shall have acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting is deemed a Lien. The term "Lien" does not include negative pledge clauses in agreements relating to the borrowing of money.

           Majority Holders -- means, at any time, the holders of more than fifty percent (50%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary and any Affiliate).

           Make-Whole Amount -- means, with respect to any portion of the principal amount of Indebtedness (such portion, the "Prepaid Principal") paid for any reason on a date (the "Prepayment Date"), the excess (if any) of (x) the amount of the Present Value of the Prepaid Cash Flows determined with respect thereto minus (y) the amount of such Prepaid Principal.

     As used in this definition,

           Present Value of the Prepaid Cash Flows -- means, with respect to any Prepaid Principal, the Indebtedness in respect of which such Prepaid Principal was paid, and any Prepayment Date in respect thereof, the sum of the present values of the then remaining scheduled payments of principal and interest that would have been payable in respect of such Indebtedness but for the payment of such Prepaid Principal and that are no longer payable as a result of such payment. In determining such present values,

                (i) the amount of interest accrued on such Prepaid Principal since the scheduled interest payment date immediately preceding such Prepayment Date shall be deducted from the first of such payments of interest, and

                (ii) a discount rate equal to the Make-Whole Discount Rate determined with respect to such Prepaid Principal and such Prepayment Date divided by two (2), and a discount period of six (6) months of thirty (30) days each, shall be used.

           Applicable H.15 -- means, at any time, United States Federal Reserve Statistical Release H.15(519) then most recently published and available to the public, or if such publication is not available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

           Applicable H.15 Rate -- means, with respect to any Prepaid Principal and Prepayment Date thereof, the then most current annual yield to maturity of the hypothetical United States Treasury obligation listed in the Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of such Prepaid Principal. If no such United States Treasury obligation with a Treasury Constant Maturity corresponding exactly to such Weighted Average Life to Maturity is listed, then the yields for the two (2) then most current hypothetical United States Treasury obligations with Treasury Constant Maturities most closely corresponding to such Weighted Average Life to Maturity (one (1) with a longer maturity and one (1) with a shorter maturity, if available) shall be calculated pursuant to the immediately preceding sentence and the Make-Whole Discount Rate shall be interpolated or extrapolated from such yields on a straight-line basis.

           Telerate Rate -- means, with respect to any Prepaid Principal and any Prepayment Date in respect thereof, the per annum yield reported on the Telerate Service at 10:00 a.m. (New York time) on any on the second (2nd) Business Day preceding such Prepayment Date for United States government Securities having a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of such Prepaid Principal. Page 678 shall be used as the source of such yields, or if not then available, such other screen available on the Telerate Service as shall, in the opinion of the Required Holders, provide equivalent information.

           Make-Whole Discount Rate -- means, with respect to any Prepaid Principal and Prepayment Date, fifty one-hundredths percent (0.50%) per annum plus the per annum percentage rate (rounded to the nearest three decimal (3) places) equal to the bond equivalent yield to maturity derived from the Telerate Rate, or if the Telerate Rate is not then available, the Applicable H.15 Rate, determined in respect thereof.

           Remaining Dollar-Years -- means, with respect to any Prepaid Principal, the Indebtedness in respect of which such Prepaid Principal was paid, and the Prepayment Date in respect thereof, the result obtained by

                (a) multiplying, in the case of each then remaining scheduled payment of principal that would have been payable in respect of such Indebtedness but for the payment of such Prepaid Principal and that is no longer payable as a result of such payment,

                      (i) an amount equal to such required payment of principal, by

                      (ii) the number of years (calculated to the
                nearest one-twelfth) that will elapse between such Prepayment Date and the date such required principal payment would be due if such Prepaid
                Principal had not been so prepaid, and

                (b) calculating the sum of each of the products obtained in the preceding subsection (a).

           Weighted Average Life to Maturity -- means, with respect to any Prepaid Principal and Prepayment Date thereof, the number of years obtained by dividing the Remaining Dollar-Years of such Prepaid Principal determined on such Prepayment Date by such Prepaid Principal.

           Make-Whole Discount Rate -- has the meaning ascribed to such term in the definition of "Make-Whole Amount" in this Section 9.1.

           Margin Security -- means "margin stock" within the meaning of Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, as amended from time to time.

     Material Adverse Effect -- means a material adverse effect on

           (a) the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries, taken as a whole,

           (b) the ability of the Company to perform its obligations set forth in this Agreement and in the Notes, or

           (c) the validity or enforceability of any of the terms or provisions of this Agreement or the Notes.

           MMG -- means MMG Glastechnik GmbH, a limited liability company organized under the laws of the Federal Republic of Germany.

           Moody's -- means Moody's Investors Service, Inc.

     Multiemployer Plan -- means any "multiemployer plan" (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

     Net Proceeds Amount -- means, with respect to any Transfer of Property, the aggregate proceeds received by the Company or any Restricted Subsidiary, as the case may be, in respect of such Transfer, after deducting therefrom all reasonable costs and expenses of such Transfer (including, without limitation, all taxes payable in respect of such Transfer).

     Note Purchase Agreements -- Section 1.2(c).

     Notes -- Section 1.1.

     Other Note Purchase Agreements -- Section 1.2(c).

     Other Purchasers -- Section 1.2(c).

     Partnership -- means a limited partnership, a general partnership and any other business venture in the nature of a partnership where the Properties used in such venture are jointly owned (as tenants in common or other similar status) and the affairs of such business venture are governed by one or more contracts among the Persons jointly owning such Properties.

     PBGC -- means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

     Pension Plan -- means, at any time, any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan.


     Permitted Insurance Proceeds -- means with respect to any period, (i) proceeds of insurance received during such period from business interruption coverage, and (ii) proceeds of any insurance received during such period as a settlement of any Property loss or a reimbursement of any expenses related thereto in an amount not in excess of the amount of such loss or expenses that is required to be reflected as a loss in the net earnings of the Company and the Restricted Subsidiaries, determined on a consolidated basis for such Persons in accordance with GAAP, provided that such insurance proceeds were received within four (4) fiscal quarters of the time such loss or expenses, as the case may be, were reflected in such net earnings.

     Permitted Reorganization -- means, with respect to the Company or any Restricted Subsidiary, any voluntary reconstruction, merger, consolidation or reorganization of such corporation on a solvent basis, or any liquidation or winding up of such corporation on a solvent basis, which, in each case, has been approved in writing prior thereto by the Majority Holders.

     Person -- means an individual, sole proprietorship, partnership, corporation, trust, joint venture, limited liability company, unincorporated organization, or a government or agency or political subdivision thereof.

     Placement Agent -- means BA Securities, Inc.

     Placement Memorandum -- means the Private Placement
Memorandum, dated February 1994, prepared by the Placement Agent, together with all exhibits, annexes, amendments and supplements thereto.

     Preferred Stock -- means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     Property -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     Proprietary Business Information -- means any technology or "trade secrets," customer lists, pricing information and cost data of the Company or any Subsidiary.

     Purchase Money Lien -- means:

           (a) a Lien (including, without limitation, a Lien arising in connection with a Capital Lease) held by any Person (whether or not the seller of such Property) on Property acquired, constructed or improved by the Company or any Restricted Subsidiary, which Lien secures all or a portion of the related purchase price or construction costs of such Property, provided that

                (i)   such Lien

                           (A)   is created contemporaneously with,
                      or within two hundred seventy (270) days of, such acquisition or improvement, or the completion of such construction,

                           (B)   encumbers only Property purchased,
                      constructed or improved after the Closing Date and acquired, constructed or improved with the proceeds of the Indebtedness secured thereby, and

                           (C)   is not thereafter extended to any
                      other Property; and

                (ii) after giving effect to the creation of such Lien, and to any concurrent transactions, no Default or Event of Default would exist;

           (b) Liens existing on Property acquired by the Company or a Restricted Subsidiary after the Closing Date which Liens existed at the time of such acquisition, provided that

                (i)   such Liens

                           (A)   were not placed on such Property,
                      and do not secure Indebtedness created,
                      incurred, issued or assumed, contemporaneously with or in any manner in contemplation of, the acquisition of such Property by the Company or such Restricted Subsidiary, and

                           (B)   do not extend to any other Property
                      of the Company or any Restricted Subsidiary after such acquisition, and

                (ii) after giving effect to such acquisition, and to any concurrent transactions, no Default or Event of Default would exist; and

           (c) Liens existing on the Property, capital stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary, or all or substantially all of the Property, capital stock or Indebtedness of such Person is sold, leased or otherwise disposed of to the Company or another Restricted Subsidiary, provided that

                (i) such Lien shall only extend to or cover any Property owned by such Person, or capital stock or Indebtedness issued or created by such Person, prior to the time such Person became a Restricted Subsidiary, or prior to such merger, consolidation, sale or other disposition,

                (ii) such Lien was not created in contemplation of any such transaction, and

                (iii) after giving effect to such transaction, and to any concurrent transactions, no Default or Event of Default would exist.

     Purchasers -- means you and the Other Purchasers.

     Qualified Proceeds Application -- means the application by the Company or a Restricted Subsidiary of the Excess Proceeds Amount with respect to Transfers described in Section 6.10(d) hereof to either (or both) of the following:

           (a) the acquisition of operating assets of the Company or any Restricted Subsidiary of a similar nature to be used in the ordinary course of business of such Person described in
     Section 6.12 (as determined in the good faith opinion of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be); or

           (b) to pay the outstanding principal of, and the applicable premium (if any) on, Senior Debt of the Company or any Restricted Subsidiary (other than Senior Debt held by the Company, any Restricted Subsidiary or any Affiliate or Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any Restricted Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt).

     To the extent that any such proceeds are applied as provided in clause (b) of this definition and such Senior Debt to be repaid is Senior Debt evidenced by the Notes, the Company shall comply with the provisions of Section 4.3 hereof in respect of such prepayment.

     Redeemable Stock -- means, with respect to any Person, each share of such Person's capital stock that is:

           (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into indebtedness of such Person

                (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise,

                (ii) at the option of any Person other than such Person, or

                (iii)      upon the occurrence of a condition not
           solely within the control of such Person; or

           (b)  convertible into other Redeemable Stock.

     Required Holders -- means, at any time, the holders of at least sixty-six and two-thirds percent (66-2/3%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary and any Affiliate).

     Required Principal Prepayment -- Section 4.2.

     Restricted Investments -- means, at any time, all Investments except the following:

           (a) Investments in Property to be used in the ordinary course of business of the Company and the Restricted
     Subsidiaries;

           (b) Investments in trade accounts receivable arising from the sale of goods and services in the ordinary course of business of the Company and the Restricted Subsidiaries;

           (c)  Investments in United States Governmental
     Securities, provided that such obligations mature within three
     (3) years from the date of acquisition thereof;

           (d) Investments in one or more Restricted Subsidiaries or any corporation that concurrently with such Investment becomes a Restricted Subsidiary;

           (e) Investments in commercial paper given either of the two (2) highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within two hundred seventy (270) days from the date of creation thereof;

           (f) Investments constituting loans and advances to employees, including travel advances and relocation loans, made in the ordinary course of and furtherance of the business of the Company or any Restricted Subsidiary;

           (g) Investments in demand deposit accounts maintained with one or more local commercial banks, which qualify as Acceptable Banks, as operating funds accounts used in the ordinary course of business of the Company and the Restricted Subsidiaries;

           (h) Investments in publicly-traded shares in any open-end mutual fund that invests solely in Investments of the type described in clause (c), clause (e), clause (j) or clause (k) of this definition and has total assets in excess of One Billion Dollars ($1,000,000,000), provided that such Investments are classified as current assets in accordance with GAAP;

           (i) Investments in money market preferred stock of corporations organized under the laws of the United States of America or any state thereof that (i) is commonly referred to by the terms "Dutch-Auction Preferred," "Capital Market Preferred," "Remarketed Preferred," "Variable Rate Preferred" or similar terms, and (ii) has been given, at the time of acquisition, one of the two (2) highest ratings by either Standard & Poor's or Moody's;

           (j) Investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within one (1) year from the date of acquisition thereof;

           (k)  Investments in Permitted Repurchase Agreements;

           (l)  Investments in Dollar-denominated deposits with

                (i) a bank organized under the laws of a country that is a member of the European Community (or any political subdivision of such country) having a combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000) and given an issuer rating of "A" by Thomson BankWatch, Inc. (or a comparable rating by another nationally-recognized rating agency of similar standing if Thomson BankWatch, Inc. is not then in the business of rating commercial banks), or

                (ii)  a foreign branch of an Acceptable Bank;

           (m) Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, given either of the two (2) highest ratings by either Standard & Poor's or Moody's, provided that such obligations mature within three (3) years from the date of acquisition thereof;

           (n) Investments in Joint Ventures, provided that the aggregate book value of all such Investments shall not at any time exceed ten percent (10%) of Consolidated Total Assets determined at such time;

           (o) Investments in federally insured money market deposit accounts maintained with one or more Acceptable Banks;

           (p) other Investments in Securities for cash management purposes, made in accordance with the Company's investment policies as in effect on the Closing Date and as more particularly set forth in Part 9.1 of Annex 3 hereto under the caption "Investment Policies," maturing within one (1) year from the date of acquisition thereof, provided that the aggregate book value of all such Investments shall not at any time exceed two and fifty one-hundredths percent (2.50%) of Consolidated Total Assets determined at such time;

           (q) Investments in existence on the Closing Date in Subsidiaries that are designated as Unrestricted Subsidiaries on the Closing Date, as set forth in Part 2.3 of Annex 3 hereto; and

           (r) other Investments, in existence on the Closing Date, provided that such Investments are described in Part 9.1 of Annex 3 hereto under the caption "Existing Investments."

     Investments, for purposes of this Agreement, shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon, in any case without giving effect to any write-down in the value thereof.

     As used in this definition:

           Acceptable Bank -- means any commercial bank:

                (a) that is organized under the laws of the United States of America or any state thereof;

                (b) that has capital, surplus and undivided profits aggregating at least One Hundred Million Dollars
           ($100,000,000); and

                (c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) shall have been rated "A" or higher by Standard & Poor's or "A2" or higher by Moody's.

           Permitted Repurchase Agreement -- means any written agreement:

                (a)    that provides for

                      (i) the transfer of one or more United States Governmental Securities to the Company or a Restricted Subsidiary from an Acceptable Bank against a transfer of funds (the "transfer price") by the Company or such Restricted Subsidiary to such Acceptable Bank, and

                      (ii) a simultaneous agreement by the Company
                or such Restricted Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank the same or substantially similar United States Governmental Securities for a price not less than the transfer price plus a reasonable return thereon at a date certain not later than one
                (1) year after such transfer of funds; and

                (b)   in respect of which the Company or such
           Restricted Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such repurchase agreement upon the occurrence of any default thereunder.

     Restricted Payment -- means any Distribution (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Company or a Restricted Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock.

     Restricted Subsidiary -- at any time means a Subsidiary which

           (a) as of the Closing Date has been designated as a "Restricted Subsidiary" in Part 2.3 of Annex 3 hereto, or

           (b)  after the Closing Date, and in accordance with
     Section 6.16 hereof, has been designated as a "Restricted
     Subsidiary."

     Restricted Subsidiary Stock -- Section 6.10(b).

     Securities Act -- means the Securities Act of 1933, as amended from time to time.

     Security -- means "security" as defined in section 2(1) of the Securities Act.

     Senior Debt -- means any Indebtedness of the Company or a Restricted Subsidiary which is not Subordinated Debt.

     Senior Financial Officer -- means the chief financial officer, the principal accounting officer, the treasurer or the comptroller of the Company.

     Senior Officer -- means the chief executive officer, the chief operating officer, the president or the chief financial officer of the Company.

     Specified Asset Percentage -- Section 6.10(a).

     Standard & Poor's -- means Standard & Poor's Corporation.

     Subordinated Debt -- means, at any time, any unsecured
Indebtedness of the Company or a Restricted Subsidiary that is in any respect subordinate or junior in right of payment or otherwise to the Indebtedness evidenced by the Notes or to any other
Indebtedness of the Company or any Restricted Subsidiary.

     Subsidiary -- means, at any time, a corporation, limited liability company or a Partnership (a) of which the Company owns, directly or indirectly, more than fifty percent (50%) (by number of votes) of each class of the Voting Stock or more than fifty percent (50%) of the other equity interests, as the case may be, at such time, and (b) whose financial statements and results are required to be consolidated with the financial statements and results of the Company in accordance with GAAP.

     Surviving Corporation -- Section 6.11(a).

     Total Restricted Subsidiary Indebtedness -- means, at any time, (without duplication)

           (a)  the aggregate Indebtedness of all Restricted
     Subsidiaries outstanding at such time, and

           (b) the aggregate amount of claims (whether or not contingent or liquidated at such time) in respect of (including, without limitation, accumulated, unpaid dividends on) all Preferred Stock (and other equity Securities and all other Securities convertible into, exchangeable for, or representing the right to purchase, Preferred Stock) of all Restricted Subsidiaries outstanding at such time (whether or not any right of redemption or conversion is exercisable by the holder thereof at such time), determined, in each case, on a combined basis for such Persons, but excluding from such calculation (i) all Excluded Restricted
Subsidiary Indebtedness at such time and (ii) all such Preferred
Stock and other equity Securities which are legally and beneficially owned by the Company or any Wholly-Owned Restricted
Subsidiary.

     Transfers -- Section 6.10(a).

     United States Governmental Securities -- means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, in respect of the payment of which obligation or guarantee the full faith and credit of the United States of America, pursuant to authority granted by the Congress of the United States of America, shall have been pledged.

     Unrestricted Subsidiary -- at any time means a Subsidiary which

           (a)  as of the Closing Date is not a Restricted
     Subsidiary,

           (b)  after the Closing Date and in accordance with
     Section 6.16 hereof, has been designated as, or deemed designated as, an "Unrestricted Subsidiary," or

           (c) otherwise does not satisfy the criteria for a Restricted Subsidiary set forth in the definition of "Restricted Subsidiary" contained in Section 9.1 hereof.

     Voting Stock -- means capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

     Wholly-Owned Restricted Subsidiary -- means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares) and voting Securities of which are owned by, and all of the Indebtedness of which is held by, any one or more of the Company and the other Wholly-Owned Restricted Subsidiaries at such time.

     9.2   GAAP.

     Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with GAAP as in effect on the date of, or during the period covered by, such financial statement. Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP as in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense is derived, or, in the case of any such computation, as in effect on the date as of which such computation is required to be determined, provided, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term were defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein. Whenever a calculation based on the consolidated financial position or consolidated results of operations of a group of Persons is required hereby, investments by members of the group in Persons which are excluded hereby from such group shall be accounted for using the cost method.
     9.3   Directly or Indirectly.

     Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     LST   Section Headings and Table of Contents and Construction.

           (a) Section Headings and Table of Contents, etc. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part of this Agreement and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.

           (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     9.5   Governing Law.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL CONNECTICUT
LAW.

     9.6 Payments in Excess of Legal Rate of Interest. In the event the Company pays interest on the Notes and it is determined that the interest rate in effect under the Notes was in excess of the then legal maximum rate (after giving effect to any exemptions available under applicable law), then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and shall be applied first, to the principal amount due on the maturity date of the Notes and second, to the Required Principal Prepayments due pursuant to Section 4.2 of this Agreement, in the inverse order of the maturity thereof.

10.  MISCELLANEOUS

     10.1  Communications.

           (a) Method; Address. All communications hereunder or under the Notes shall be in writing, shall be hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, sent by overnight courier or sent by facsimile transmission (confirmed by delivery by overnight courier) and shall be addressed,

                (i)   if to the Company,

                      Optical Coating Laboratory, Inc.
                      2789 Northpoint Parkway
                      Santa Rosa, California 95407-7397
                      Attention:  Mr. Josef Wally, Vice President and
                                  Corporate Controller and

                                  Joseph C. Zils, Esq.
                                  Vice President and Corporate Counsel
                        Phone:      (707) 545-6440
                        Facsimile:  (707) 525-6840

                      with a copy to:

                           John V. Erickson, Esq.
                           Collette & Erickson
                           555 California Street, Suite 4350
                           San Francisco, California  94104
                           Phone:      (415) 788-4646
                           Facsimile:  (415) 788-6929

     or at such other address as the Company shall have furnished in writing to all holders of the Notes at the time outstanding, and

                (ii)  if to any of the holders of the Notes,

                      (A)  if such holders are the Purchasers, at
                their respective addresses set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holders of the Notes, and

                      (B)  if such holders are not the Purchasers,
                at their respective addresses set forth in the register for the registration and transfer of Notes maintained pursuant to Section 5.1 hereof,

     or to any such party at such other address as such party may designate by notice duly given in accordance with this Section
     10.1 to the Company (which other address shall be entered in such register).

           (b) When Given. Any communication properly addressed and sent in accordance with Section 10.1(a) hereof shall be deemed to be received when actually presented for delivery at the address of the addressee.

     10.2  Reproduction of Documents.

     This Agreement and all documents relating hereto, including, without limitation,

           (a) consents, waivers and modifications that may hereafter be executed,

           (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and

           (c) financial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes,

may be reproduced by any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 10.2 shall prohibit the Company or any holder of Notes from contesting the validity or the accuracy of any such reproduction.

     10.3  Survival.

     All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

     10.4  Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     10.5  Amendment and Waiver.

           (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Majority Holders; provided that no such amendment or waiver of any of the provisions of Section 1 through Section 3 hereof, inclusive, or any defined term used therein, shall be effective as to any holder of Notes unless consented to by such holder in writing; and provided further that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding,

                (i) subject to Section 8 hereof, change the amount or time of any prepayment or payment of principal or Make-Whole Amount or the rate or time of payment of interest,

                (ii)  amend Section 4 or Section 8 hereof,

                (iii) amend the definition of "Required Holders" or the definition of "Majority Holders," or

                (iv)  amend this Section 10.5.

           (b)  Solicitation of Noteholders.

                (i) Solicitation. The Company shall not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 10.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent for such waiver or consent to become effective.

                (ii) Payment. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, ratably to the holders of all Notes then outstanding.

                (iii) Scope of Consent. Any consent made pursuant to this Section 10.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

           (c) Binding Effect. Except as provided in Section 10.5(a) and Section 10.5(b)(iii) hereof, any amendment or waiver consented to as provided in this Section 10.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

     10.6  Expenses.

     The Company shall pay when billed

           (a) all expenses incurred by any holder of Notes in connection with the enforcement of any rights under this Agreement and the Notes (including, without limitation, all fees and expenses of such holder's special counsel and the allocated cost of such holder's counsel who are its employees or its affiliates' employees), and

           (b) all expenses relating to the consideration, negotiation, preparation or execution of any amendments, waivers or consents pursuant to Section 10.5 and the other terms and provisions hereof (including, without limitation, all fees and expenses of your special counsel and the allocated cost of your counsel who are your employees or your affiliates' employees), whether or not any such amendments, waivers or consents are executed, including, without limitation any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under the Note Purchase Agreements or the Notes.

     10.7  Payments on Notes.

           (a) Manner of Payment. The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex 1 hereto shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to payments as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 5.1 hereof.

           (b) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly. If any payment is to be made on the first Business Day following the day on which the same shall have fallen due, as provided in this paragraph, and is not so paid on such first Business Day, interest shall accrue thereon (to the extent permitted by applicable law) with respect to each Note at the rate provided in such Note on overdue payments of principal from (in each case) the originally scheduled day of its payment.

           (c) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 1:00 p.m. (local time of such bank).

     10.8  Entire Agreement.

     This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     10.9  Duplicate Originals, Execution in Counterpart.

     Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.


     [Remainder of page intentionally blank; next page is signature page.]
     If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                                       Very truly yours,

                                       OPTICAL COATING LABORATORY,
                                       INC.



                                       By /s/ Herbert M. Dwight, Jr.

                                       Name:  Herbert M. Dwight, Jr.
                                       Title: Chairman of the Board,
                                              President and
                                              Chief Executive Officer

[Separately Executed by Each of
the Following Purchasers]


Accepted:

CONNECTICUT MUTUAL LIFE INSURANCE COMPANY


By /s/ Lawrence D. Stillman
Name:  Lawrence D. Stillman
Title:  Senior Investment Officer


MODERN WOODMEN OF AMERICA


By /s/ G. E. Stoefen
Name:  G. E. Stoefen
Title:  Director, Treasurer & Investment Manager


AMERICAN LIFE AND CASUALTY INSURANCE COMPANY


By:  /s/ John F. Williamson
Name:  John F. Williamson
Title:  Vice President

By: /s/ Vince Otto
Name:  Vince Otto
Title:  Vice President

ANNEX 1
                      INFORMATION AS TO PURCHASERS
Purchaser Name CONNECTICUT MUTUAL LIFE INSURANCE COMPANY
Name in which to register Note(s) Connecticut Mutual Life Insurance
Company
Note registration numbers;
Principal amounts R-1 -- $5,000,000
R-2 -- $5,000,000 Payment on account of Note(s)

       Method

       Account
       information


Federal Funds Wire Transfer

The Bank of New York
ABA #021000018 BNF:IOC566
Attn: P & I Department
FOR: Connecticut Mutual Life Insurance Company

Accompanying information

Name of Company:              OPTICAL COATING LABORATORY, INC.

Description of
Security:                                8.71% Senior Notes Due
                                         June 1, 2002

PPN:                                     683829 A 6

Due Date and Application (as among principal, premium and interest) of the payment being made (and indicating whether such payment is a final payment). Address for notices related to payments

Connecticut Mutual Life Insurance Company
c/o The Bank of New York
P.O. Box 19266
Attn: P & I Department
Newark, NJ 07195

with a copy to:

Connecticut Mutual Life Insurance Company
140 Garden Street
Hartford, Connecticut 06154
Attn:  Securities Accounting/ Carol Vojtila

Address for all other notices

Connecticut Mutual Life Insurance Company
140 Garden Street
Hartford, Connecticut 06154
Attn:  Private Placements, MS 272

with a copy to:

Connecticut Mutual Life Insurance Company
c/o The Bank of New York
P.O. Box 19266
Attn: P & I Department
Newark, NJ  07195

Tax identification number 06-0304620

Purchaser Name MODERN WOODMEN OF AMERICA
Name in which to register Note(s) Modern Woodmen of America
Note registration number; Principal amount R-3 $5,000,000
Payment on account of Note(s)

       Method

       Account
       information


Federal Funds Wire Transfer

Harris Trust & Savings Bank
111 West Monroe Street
Chicago, IL 60690
ABA # 071-000-288
For the account of Modern Woodmen of America
Account # 347-904-5
Accompanying information

Name of Company:               OPTICAL COATING LABORATORY, INC.

Description of
Security:                                8.71% Senior Notes Due
                                         June 1, 2002

PPN:                                     683829 A 6

Due Date and Application (as among principal, premium and interest) of the payment being made (and indicating whether such payment is a final payment).

Address for notices related to payments

Modern Woodmen of America
1701 1st Avenue
Rock Island, IL 61201
Attention: Investment Department

Address for all other notices

Modern Woodmen of America
1701 1st Avenue
Rock Island, IL 61201
Attention: Investment Department
Telecopy: (309) 786-1701

Tax identification number 36-1493430

Purchaser Name AMERICAN LIFE AND CASUALTY INSURANCE COMPANY

Name in which to register Note(s) Auer & Co.
Note registration number; Principal amount R-4 $3,000,000

Payment on account of Note(s)

       Method

       Account
       information


Federal Funds Wire Transfer

Care of Banker's Trust
ABA #021001033
Account No. 92558
Attention:  99-911-145
Accompanyinginformation

Name of Company:             OPTICAL COATING LABORATORY, INC.

Description of
Security:                                8.71% Senior Notes Due
                                         June 1, 2002

PPN:                                     683829 A 6

Due Date and Application (as among principal, premium and interest) of the payment being made (and indicating whether such payment is a final payment).

Address for notices related to payments

Banker's Trust Company
Insurance Unit
P.O. Box 998
Bowling Green Station
New York, New York 10274

Address for all other notices

American Life and Casualty Insurance Company
405 6th Avenue
Des Moines, Iowa 50309

Tax identification number 13-606441

                                 ANNEX 2
                     PAYMENT INSTRUCTIONS AT CLOSING


     In accordance with Section 1.2(b) of this Agreement, the Company directs you to make payment for the Note or Notes being purchased by you by payment by federal funds wire transfer in immediately available funds of the purchase price thereof to:

     Bank of America
     ABA No.: 121000358
     For the account of:  Optical Coating Laboratory, Inc.
     Account No.: 14980-00084

     Name and telephone number of person at bank to contact with any questions:

     Paula Canchola
     (510) 675-7132
                                 ANNEX 3
                        INFORMATION AS TO COMPANY


                 [INFORMATION TO BE SUPPLIED BY COMPANY]


     2.2(a).    Financial Statements.

           1. The consolidated balance sheets of the Company and its consolidated subsidiaries as of October 31 in each of 1993, 1992, and 1991, and the related consolidated statements of operations, cash flows and stockholders' equity for the fiscal years ended on such dates, all accompanied by opinions thereon by Deloitte & Touche, independent certified public accountants.

           2. The unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of January 31, 1994, and the related unaudited consolidated statements of operations, cash flows and stockholders' equity for the three
     (3) month period ended on such date.

     2.2(b).    Indebtedness.

     [To be provided by the Company].

     2.3.  Subsidiaries and Affiliates.

           (a)  Subsidiaries and Affiliates

           [To be provided by the Company].

           (b)  Restricted Subsidiaries

           [To be provided by the Company].

           (c)  Unrestricted Subsidiaries

           [To be provided by the Company].

     2.8(d).    Foreign Jurisdictions.

     [To be provided by the Company].

     2.10(b).   Restrictions on Company and Subsidiaries.

     [To be provided by the Company].

     2.12(a).   ERISA Affiliates and Employee Benefit Plans.

     [To be provided by the Company].

     2.18(a).   Use of Proceeds.

     The Company will use the proceeds from the sale of the Notes to refinance outstanding Indebtedness and for general corporate purposes.

     6.8(a)(vi).      Existing Liens.

     [To be provided by the Company].

     Part 9.1.

           (a)  Existing Guaranties

           [To be provided by the Company].

           (b)  Existing Restricted Subsidiary Indebtedness

           [To be provided by the Company].

           (c)  Existing Investments

           [To be provided by the Company].

           (d)  Investment Policies

           [To be provided by the Company].